Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SEEQC, INC.,

SEEQC MERGER SUB, INC.,

and

ALLEGRO MERGER CORP.

Dated as of January 16, 2026

i

ii

ARTICLE IV COVENANTS OF THE PARTIES		32
Section 4.1.	Operation of the Business by the Company, Merger Sub and Allegro	32
Section 4.2.	Confidentiality; Access to Premises and Information	35
Section 4.3.	Exclusivity	36
Section 4.4.	Certain Financial Information	37
Section 4.5.	Access to Financial Information	37
Section 4.6.	Commercially Reasonable Best Efforts	37
ARTICLE V ADDITIONAL AGREEMENTS		37
Section 5.1.	Registration Statements	37
Section 5.2.	Public Announcements	38
Section 5.3.	Required Information	38
Section 5.4.	Disclosure of Certain Matters	39
Section 5.5.	Securities Listing	39
Section 5.6.	Charter Protections; Directors’ and Officers’ Liability Insurance	39
Section 5.7.	Expenses	40
Section 5.8.	Allegro Indebtedness	40
Section 5.9.	Company Insider Loans	40
Section 5.10.	Employment Agreements	40
Section 5.11.	Registration Rights Agreement	41
Section 5.12.	Officers and Board of Directors	41
Section 5.13.	Employee Plans	41
Section 5.14.	Section 16 of the Exchange Act	41
Section 5.15.	PIPE Investment; Public Offering	41
Section 5.16.	Company Stockholder Approval	42
Section 5.17.	Allegro Warrant Amendment	42
Section 5.18.	Affiliate Agreements. The Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to terminate each of the Contractual Obligations with Affiliates set forth in Schedule 5.18	42
ARTICLE VI CONDITIONS		42
Section 6.1.	Conditions to the Obligations of Each Party	42
Section 6.2.	Additional Conditions to Allegro’s Obligations	43
Section 6.3.	Additional Conditions to the Company’s Obligations	44
ARTICLE VII TERMINATION		45
Section 7.1.	Termination of Agreement	45
Section 7.2.	Notice of Termination; Effect of Termination	45
ARTICLE VIII NO SURVIVAL		46
Section 8.1.	No Survival	46
ARTICLE IX MISCELLANEOUS		46
Section 9.1.	Notices	46
Section 9.2.	Succession and Assignment; No Third-Party Beneficiaries	47
Section 9.3.	Amendments and Waivers	47
Section 9.4.	Entire Agreement	47
Section 9.5.	Fulfillment of Obligations	48
Section 9.6.	Counterparts; Electronic Delivery	48
Section 9.7.	Severability	48
Section 9.8.	Governing Law	48
Section 9.9.	Jurisdiction; Venue; Service of Process; JURY WAIVER	48
Section 9.10.	Specific Enforcement	49
Section 9.11.	Interpretation	49
Section 9.12.	Currency	49
Section 9.13.	No Recourse	49
Section 9.14.	Legal Representation	50

Exhibit A – Certain Definitions

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of January 16, 2026, by and among Allegro Merger Corp., a Delaware corporation (“Allegro”), SEEQC, Inc., a Delaware corporation (the “Company”), and SEEQC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”). Allegro, the Company and, Merger Sub are sometimes referred to individually as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A.

recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a transaction, whereby Merger Sub will merge with and into Allegro (the “Merger”), with Allegro being the surviving entity of the Merger (“Surviving Company”) and the Allegro Stockholders receiving shares of Company Common Stock as described herein in exchange for all the outstanding shares of Allegro Stock; and

WHEREAS, as of the date of this Agreement, the boards of directors of each of Allegro, the Company, and Merger Sub have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective companies and their respective stockholders; and

WHEREAS, subject to the receipt of the Company Preferred Stockholder Written Consent and contingent on the Closing, immediately prior to the Effective Time, the Company Preferred Stock will be mandatorily converted into Company Common Stock in accordance with the Company’s Charter Documents in effect immediately before the Effective Time (the “Company Preferred Stock Conversion”); and

WHEREAS, the Company’s charter will be amended and restated, in a form reasonably acceptable to the Parties, following the Company Preferred Stock Conversion, but prior to the Effective Time, pursuant to which, among other things, the Company Common Stock will be split in accordance with the terms set forth therein; and

WHEREAS, prior to the Closing, Allegro will amend the Allegro Warrants, pursuant to an amendment to the Allegro Warrant Agreement in a form to be agreed by the Parties (the “Allegro Warrant Amendment”), so that, immediately prior to the Effective Time, each of the issued and outstanding Allegro Warrants automatically will convert into the right to receive a mutually agreeable fractional share of Company Common Stock, subject to equitable adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof (other than the Company Preferred Stock Conversion and the Company Stock Split), with such amount reflecting a value of $5.00 per share of Company Common Stock, without the payment of any additional consideration (the “Allegro Warrant Conversion”); and

WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and intend that: (i) the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company Preferred Stock Conversion shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, except to the extent required pursuant to Section 305(c) of the Code.

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE TRANSACTIONS AND RELATED MATTERS

Section 1.1. Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into Allegro, the separate corporate existence of Merger Sub shall cease, and Allegro shall continue as the Surviving Company after the Merger.

Section 1.2. Effective Time; Closing. On the Closing Date (as defined below), Allegro and Merger Sub will cause the Merger to be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Allegro and the Company and specified in the Certificate of Merger, being the “Effective Time”). Subject to the provisions of ARTICLE VII of this Agreement, the closing of the transactions contemplated by this Agreement, including the Merger (the “Closing”), will take place remotely, at a time and date to be determined by the Parties, but in no event later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Allegro and the Company (the “Closing Date”). Subject to the provisions of ARTICLE VII of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 1.3. Effect of the Merger. The effect of the Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the Allegro Stockholders, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub shall vest in Allegro as the Surviving Company following the Merger.

Section 1.4. Governing Documents.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Company, except that the name of the Surviving Company shall be “Allegro Merger Corp.”, until thereafter amended in accordance with its terms and as provided by applicable Legal Requirements.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, the bylaws of Merger Sub shall be the bylaws of the Surviving Company, except that the name of the Surviving Company shall be “Allegro Merger Corp.”, until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Company and as provided by applicable Legal Requirements.

Section 1.5. Officers and Directors of the Surviving Company. Each of the persons who is an officer of Merger Sub immediately before the Effective Time will continue in the same position as an officer of the Surviving Company, until his or her death, resignation or removal. Beginning at the Effective Time, the persons designated by the Company, acting through its board of directors, will serve as the directors of the Surviving Company.

Section 1.6. Conversion of Securities.

(a) Conversion of Company Preferred Stock. Immediately prior to the Effective Time, and prior to the conversion of Allegro Common Stock into the right to receive shares of Company Common Stock in accordance with Section 1.6(b), subject to the satisfaction of the terms and conditions of this Agreement, the Company shall effect the Company Preferred Stock Conversion, such that each Company Preferred Stock issued and outstanding immediately prior thereto shall be converted into Company Common Stock, at the then effective conversion rate as calculated in accordance with the Company’s Charter Documents in effect immediately prior thereto.

(b) Amendment of Company Charter Documents. Immediately following the Company Preferred Stock Conversion, but prior to the Effective Time, the certificate of incorporation of the Company shall be, and the parties shall take or cause to be taken all action required (including by filing of any necessary documents with the Secretary of State of Delaware) to cause the certificate of incorporation of the Company to be, amended and restated to be in a form reasonably acceptable to the Parties, pursuant to which, among other things, the Company Common Stock will be split, in accordance with the terms set forth therein, such that the holders of Company Common Stock, as determined immediately following the Company Preferred Stock Conversion but prior to the Effective Time, will hold, in the aggregate, 200,000,000 shares of Company Common Stock, less the number of shares of Company Common Stock issuable upon exercise, exchange or conversion of the Company Derivative Securities outstanding immediately thereafter (after taking into account any adjustment thereto as a result of the Company Preferred Stock Conversion or the Company Stock Split) (the “Company Stock Split”), until thereafter amended in accordance with its terms. Immediately prior to the Effective Time, the bylaws of the Company shall be amended and restated in a form reasonably acceptable to the Parties.

(c) Conversion of Allegro Common Stock and Allegro Rights. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each share of Allegro Common Stock and each Allegro Right issued and outstanding immediately before the Effective Time (other than shares cancelled pursuant to Section 1.6(f) and Dissenting Shares) will be canceled and converted into and become the right to receive, subject to Section 1.7, one share of Company Common Stock (multiplied by 1/10th in the case of the Allegro Rights) (the “Per Share Merger Consideration”).

(d) Adjustments to Per Share Merger Consideration. The maximum number of shares of Company Common Stock outstanding pursuant to Section 1.6(c) and the number of shares of Company Common Stock issuable pursuant to Section 1.6(c) as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof (other than the Company Preferred Stock Conversion contemplated by Section 1.6(a) and the Company Stock Split contemplated by Section 1.6(b)) but at or prior to the date such shares are issued pursuant to this Section 1.6, including, for the avoidance of doubt, any further stock split or reverse stock split recommended by the underwriters of the Public Offering in connection with the pricing thereof.

(e) Fractional Shares. No fraction of a share of Company Common Stock will be issued by virtue of the Merger in accordance with this Section 1.6, and each Allegro Stockholder who would otherwise be entitled to a fraction of a share of Company Common Stock in accordance with this Section 1.6 (after aggregating all fractional shares and units that otherwise would be received by such holder in accordance with this Section 1.6) shall receive from the Company, in lieu of such fractional share, one (1) share of Company Common Stock.

(f) Cancellation of Treasury and Company-Owned Allegro Common Stock. Any shares of Allegro Common Stock held by Allegro, the Company or any direct or indirect Subsidiary of any of the foregoing immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(g) Conversion of Merger Sub Common Stock. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each share of Merger Sub’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 1.7. Exchange Procedures.

(a) Deposit of Merger Consideration. At or before the Effective Time, the Company shall appoint an exchange agent, who shall be mutually determined by the Company and Allegro (the “Exchange Agent”). The Company shall deposit, or instruct its transfer agent to deposit, with the Exchange Agent certificates or evidence of book-entry shares representing a sufficient number of shares of Company Common Stock to deliver the aggregate Per Share Merger Consideration issuable to the Allegro Stockholders, in accordance with this Agreement (the “Payment Fund”). In addition, the Company shall deposit or cause to be deposited in the Payment Fund, as necessary from time to time after the Effective Time, any shares of Company Common Stock or funds necessary to deliver or pay (x) dividends or other distributions payable pursuant to Section 1.7(c), or (y) the Per Share Merger Consideration issuable at the Closing in respect of any Dissenting Shares as to which the holder thereof fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL.

(b) Exchange of Allegro Common Stock. Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Allegro Common Stock or Allegro Rights that were converted into the right to receive shares of Company Common Stock, in book-entry form pursuant to Section 1.6(c): (i) a letter of transmittal (“Letter of Transmittal”) in customary form and containing such provisions as the Company may reasonably specify (including a provision confirming that delivery of certificates evidencing its right to shares of Allegro Common Stock or Allegro Rights (“Allegro Certificates”) to the Exchange Agent shall be effected, and risk of loss and title thereto shall pass, only upon proper delivery of such Allegro Certificates to the Exchange Agent and a provision effecting the transfer of any book-entry shares of Allegro Common Stock or book-entry Allegro Rights to the Exchange Agent); and (ii) instructions for effecting the surrender of any Allegro Certificates in exchange for shares of Company Common Stock pursuant to Section 1.6(c), as applicable. The Allegro Stockholders shall deliver a duly completed and executed Letter of Transmittal to the Exchange Agent, together with any Allegro Certificates, or in the case of a lost, stolen or destroyed Allegro Certificate, an affidavit (and indemnity if required) in the manner provided in Section 1.9 below, and shall, promptly after the later of such delivery and the Closing, receive in exchange therefor the aggregate Per Share Merger Consideration from the Payment Fund (in book-entry form, unless certificates representing the aggregate Per Share Merger Consideration are otherwise requested by the Allegro Stockholders) issuable to such Allegro Stockholder in respect of the Allegro Common Stock and Allegro Rights previously represented by the certificates or book-entry positions so delivered, and any such Allegro Certificates or book-entry positions shall forthwith be cancelled. Until so delivered, from and after the Effective Time, outstanding Allegro Certificates and book-entry positions will be deemed to evidence only the right to receive the aggregate Per Share Merger Consideration issuable in respect of the Allegro Common Stock and Allegro Rights previously represented thereby, as prescribed by this Agreement, and the Allegro Stockholders will, subject to applicable Legal Requirements in the case of Dissenting Shares, cease to have any rights with respect thereto. No interest shall be paid or accrued on the Per Share Merger Consideration, or on any dividends or other distributions pursuant to Section 1.7(c), upon the surrender or transfer of any Allegro Certificate.

(c) Distributions With Respect to Unexchanged Allegro Common Stock. No dividends or other distributions declared or made after the date hereof with respect to Company Common Stock with a record date after the Effective Time will be paid to the holders of any Allegro Certificates or book-entry positions with respect to the Per Share Merger Consideration to be issued in respect thereof until the holders of record of such Allegro Certificates or book-entry positions shall deliver a Letter of Transmittal and surrender any such certificates. Subject to applicable Legal Requirements, following delivery of a Letter of Transmittal and surrender of any such Allegro Certificates, the Exchange Agent shall promptly deliver the aggregate Per Share Merger Consideration issuable in exchange therefor in accordance with Section 1.7(b) (in book-entry form, unless certificates representing the aggregate Per Share Merger Consideration are otherwise requested by Allegro Stockholders), and the amount of any such dividends or other distributions theretofore paid with respect to such shares with a record date after the Effective Time, in each case without interest.

(d) Transfers of Ownership of Allegro Common Stock. If shares of Company Common Stock constituting the Per Share Merger Consideration are to be issued in book-entry form in a name other than that in which the Allegro Certificates or book-entry positions surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Allegro Certificates so surrendered or instruments of transfer with respect to such book-entry positions will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of the Per Share Merger Consideration in any name other than that of the registered holder of the Allegro Certificates or book-entry positions surrendered, or established to the satisfaction of the Company or any agent designated by it that such Tax has been paid or is not payable.

(e) No Further Ownership Rights in Allegro Stock. The shares of Company Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Allegro Common Stock and there shall be no further registration of transfers on the records of the Surviving Company of the shares of Allegro Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Allegro Certificates are presented to the Company or the Surviving Company for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

(f) Termination of Payment Fund. The Payment Fund that remains unclaimed by the holders of shares of Allegro Common Stock six (6) months after the Effective Time shall be returned to the Company, upon demand, and any such holder who has not exchanged its Allegro Certificates or book-entry positions in accordance with this Section 1.7 prior to that time shall thereafter look only to the Company (subject to abandoned property, escheat, or other similar Legal Requirements), as general creditor thereof, for payment of the Per Share Merger Consideration, without any interest. Notwithstanding the foregoing, neither the Company nor the Surviving Company shall be liable to any holder of Allegro Certificates or book-entry positions for any amounts delivered to a public official pursuant to applicable abandoned property, escheat, or similar Legal Requirements. Any amounts remaining unclaimed by holders of Allegro Certificates or book-entry positions shall, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority, to the extent permitted by applicable Legal Requirements, become the property of the Company, free and clear of any claims or interest of any Person previously entitled thereto.

Section 1.8. Required Withholding. The Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any state, local or foreign Legal Requirement. Allegro shall use commercially reasonable efforts to provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration deliverable pursuant to this Agreement (other than any withholding required (i) in connection with amounts properly treated as compensation for applicable Tax purposes or (ii) as a result of failure to deliver the Tax certificates and any accompanying notice or forms described in Section 6.2(f)) at least three (3) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) use commercially reasonable efforts to cooperate to minimize or eliminate any such potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.8, such amounts shall be treated for all purposes under this Agreement as having been delivered to the Person to whom such amounts would otherwise have been deliverable.

Section 1.9. Lost, Stolen or Destroyed Certificates for Allegro Stock. In the event that any Allegro Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Allegro Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Per Share Merger Consideration into which the shares of Allegro Common Stock previously represented by such Allegro Certificates were converted, and any dividends or distributions payable pursuant to Section 1.7(c); provided, however, that, as a condition precedent to the delivery of such Per Share Merger Consideration, the owner of such lost, stolen or destroyed Allegro Certificates shall indemnify the Exchange Agent, the Company and the Surviving Company against any claim that may be made against the Exchange Agent, the Company or Surviving Company with respect to the Allegro Certificates alleged to have been lost, stolen or destroyed and deliver any Letter of Transmittal reasonably required by the Exchange Agent.

Section 1.10. Treatment of Company Derivative Securities. For the avoidance of doubt, each Company Option and each Company RSU outstanding as of the Effective Time shall continue to be subject to its applicable terms and conditions following the Effective Time; provided, however, that the number of shares of Company Common Stock into which the applicable award is exercisable or settleable (as applicable), and, as applicable, the per share exercise price, of each such award shall be subject to any necessary adjustments (as set forth in, and in accordance with the terms of, the Company Equity Plan) in order to treat such underlying shares in the same manner as the shares of Company Common Stock issued and outstanding prior to the Company Stock Split in connection with the Company Stock Split contemplated by Section 1.6(b). For the avoidance of doubt, to the extent the board of directors of the Company, or the compensation committee thereof, is required to take any action to authorize or ratify the treatment of each Company Option and Company RSU as set forth in this Section 1.10, they will do so prior to the Closing. For the avoidance of doubt, any share of Company Common Stock that, as of immediately prior to the Effective Time, is outstanding and subject to a risk of forfeiture or right of repurchase by the Company (each, a “Company Restricted Share”) shall continue to be subject to its applicable terms and conditions following the Effective Time; provided that each such Company Restricted Share shall otherwise be treated in the same manner as the shares of Company Common Stock issued and outstanding prior to the Company Stock Split in connection with the Company Stock Split contemplated by Section 1.6(b).

Section 1.11. Earnout.

(a) Company Earnout Shares.

(i) If, between the Closing Date and the date that is the first anniversary of the Closing (“Earnout Period 1”), the VWAP of the Company Common Stock equals or exceeds $6.50 for twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing and ending on or prior to the end of Earnout Period 1 (the “First Base Target”), then the Company shall issue to the holders of Company Common Stock (including holders of Company Restricted Shares) and any Eligible Awardholders, in each instance, determined as of immediately after the Company Preferred Stock Conversion and the Company Stock Split contemplated by Section 1.6(b) but prior to the Effective Time (such persons, together the “Earnout Recipients”), for the aggregate shares of Company Common Stock held thereby (including the number of shares of Company Common Stock then underlying any Eligible Options being determined as if such Eligible Options had been fully vested and exercised on a net-exercise basis with the fair market value of a share of Company Common Stock being equal to $5.00 per share as of the time of such exercise) measured as of immediately after the Company Preferred Stock Conversion and the Company Stock Split contemplated by Section 1.6(b) but prior to the Effective Time (such shares, including for the avoidance of doubt, the shares underlying the Eligible Options and Eligible RSUs, the “Recipient Shares”), an aggregate number of shares of Company Common Stock equal to the quotient of (A) $100,000,000, divided by (B) $5.00 (the “Earnout Period 1 Shares”). All per share dollar amounts in this paragraph shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date of this Agreement but at or prior to the date such shares are issued (other than the Company Preferred Stock Conversion and the Company Stock Split contemplated by Section 1.6(b)). For the avoidance of doubt, such shares shall be issued to each Earnout Recipient on a pro rata basis measured in accordance with such person’s proportionate ownership of the aggregate Recipient Shares.

(ii) If, between the Closing Date and the date that is the second anniversary of the Closing (“Earnout Period 2”), the VWAP of the Company Common Stock equals or exceeds $8.00 for twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing and ending prior to the end of Earnout Period 2 (the “Second Base Target”), then the Company shall issue to the Earnout Recipients, for the Recipient Shares (A) an aggregate number of shares of Company Common Stock equal to the quotient of (1) $100,000,000, divided by (2) $5.00 (the “Earnout Period 2 Shares”) and (B) the Earnout Period 1 Shares, to the extent the Earnout Period 1 Shares were not issued to the Earnout Recipients in respect of Earnout Period 1. All per share dollar amounts in this paragraph shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date of this Agreement but at or prior to the date such shares are issued (other than the Company Preferred Stock Conversion and the Company Stock Split contemplated by Section 1.6(b)). For the avoidance of doubt, such shares shall be issued to each Earnout Recipient on a pro rata basis measured in accordance with such person’s proportionate ownership of the Recipient Shares.

(iii) If, between the Closing Date and the date that is the third anniversary of the Closing (“Earnout Period 3” and collectively with Earnout Period 1 and Earnout Period 2, the “Earnout Period”), the VWAP of the Company Common Stock equals or exceeds $10.00 for twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing and ending prior to the end of Earnout Period 3 (the “Third Base Target” collectively with the First Base Target and the Second Base Target, the “Earnout Targets”), then the Company shall issue to the Earnout Recipients, for the Recipient Shares (A) an aggregate number of shares of Company Common Stock equal to the quotient of (1) $100,000,000, divided by (2) $5.00, (B) the Earnout Period 1 Shares, to the extent the Earnout Period 1 Shares were not issued to the Earnout Recipients in respect of Earnout Period 1, and (C) the Earnout Period 2 Shares, to the extent the Earnout Period 2 Shares were not issued to the Earnout Recipients in respect of Earnout Period 2. All dollar amounts in this paragraph shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date of this Agreement but at or prior to the date such shares are issued (other than the Company Preferred Stock Conversion and the Company Stock Split contemplated by Section 1.6(b)). For the avoidance of doubt, such shares shall be issued to each Earnout Recipient on a pro rata basis measured in accordance with such person’s proportionate ownership of the Recipient Shares.

(b) From and after the Closing Date, during the Earnout Period, the Company shall be free to conduct its business and the business of its Subsidiaries in the manner it determines to be reasonably prudent and in its best interest of the Company and its Affiliates; provided that the Company shall not take any action or omit to take any action that is intended or designed to impede or prevent the Company from achieving the applicable Earnout Target or intended to delay, minimize, or prevent the issuance of the Earnout Shares in respect thereof.

(c) Within thirty (30) calendar days following the Company’s final determination that an Earnout Target has been achieved, the Earnout Shares shall be issued to the Earnout Recipients.

(d) If on or prior to the conclusion of the Earnout Period, there occurs an Earnout Acceleration Event, then the Earnout Shares shall become immediately issuable, within ten (10) Business Days of the occurrence of such event.

Section 1.12. Sponsor Restricted Shares.

(a) Between the Closing Date and the date that is the third anniversary of the Closing, the Sponsor agrees that 23% of the number of shares of Company Common Stock issued to the Sponsor at (i) the Closing pursuant to Section 1.6(c) and (ii) upon the conversion of the Allegro Warrants following the consummation of the Allegro Warrant Amendment, in each instance, in exchange for the Sponsor Allegro Restricted Shares (the “Sponsor Company Restricted Shares”) will be locked-up, non-transferrable and subject to forfeiture (the “Restrictions”) in accordance with this Section 1.12. For the avoidance of doubt, while the Restrictions are in place, the Sponsor Company Restricted Shares shall not be entitled to vote on any matter of the Company.

(b) If, during Earnout Period 1, the First Base Target is achieved, then one third (1/3) of the Sponsor Company Restricted Shares will be released from, and no longer subject to, the Restrictions.

(c) If, during Earnout Period 2, the Second Base Target is achieved, then one third (1/3) of the Sponsor Company Restricted Shares with respect to the Second Base Target and one third (1/3) of the Sponsor Company Restricted Share with respect to the First Base Target will be released from, and no longer subject to, the Restrictions.

(d) If, during Earnout Period 3, the Third Base Target is achieved, then all of the Sponsor Company Restricted Shares will be released from, and no longer subject to, the Restrictions.

(e) If, at the end of Earnout Period 3, any Sponsor Company Restricted Shares have not been released as a result of the achievement of either the First Base Target, the Second Base Target or the Third Base Target, then any such shares will be forfeited by the Sponsor and cancelled by the Company.

Section 1.13. Tax Consequences. It is intended by the Parties hereto that: (i) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company Preferred Stock Conversion shall comprise and constitute a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, except to the extent required by Section 305(c) of the Code (collectively, the “Intended Tax Treatment”). The Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 1.14. Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action by Allegro, the Company or the Surviving Company is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Allegro, the Company and the Surviving Company shall cause them to take all such action that it is lawful for them to take.

Section 1.15. Lock-Up Agreements.

(a) Prior to the Closing, the Company Stockholders listed on Schedule 1.15(a) will enter into an agreement (the “Company Lock-Up Agreements”) whereby such stockholders will agree not to transfer the shares of Company Common Stock held by such Company Stockholders immediately prior to the Effective Time, until 180 days after the Closing Date, subject to certain exceptions as set forth therein.

(b) Prior to the Closing, the Initial Stockholders shall enter into an agreement (the “Allegro Lock-Up Agreements”) whereby such stockholders will agree not to transfer the Company Common Stock that was received by such Initial Stockholders in exchange for the Founder Shares at the Closing until 180 days after the Closing Date, subject to certain exceptions as set forth therein. The Allegro Lock-Up Agreements shall supersede any restrictions on transfer applicable to such Founder Shares prior to the date hereof.

Section 1.16. Company Stockholders Support Agreements Concurrently with the execution of this Agreement, the Company Stockholders listed on Schedule 1.16 are entering into support agreements with Allegro and the Company (the “Company Stockholders Support Agreements”), pursuant to which each of the Company Stockholders agrees to, among other things, vote all of the shares of Company Common Stock and Company Preferred Stock beneficially owned by such Company Stockholder in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, including the Company Preferred Stock Conversion contemplated by Section 1.6(a) and the amendment to the Company’s certificate of incorporation, including the Company Stock Split, contemplated by Section 1.6(b) (which vote may be done by executing a written consent as provided for in Section 5.16).

Section 1.17. Initial Stockholders Agreements. Concurrently with the execution of this Agreement, the Initial Stockholders listed on Schedule 1.17 have entered into support agreements with the Company and Allegro (the “Initial Stockholders Support Agreements”), pursuant to which each of the Initial Stockholders has agreed to, among other things, (a) vote all of the shares of Allegro Common Stock beneficially owned by such Initial Stockholder, by executing the Allegro Stockholder Written Consent, in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, and (b) vote all Allegro Warrants beneficially owned by such Initial Stockholder in favor of the adoption of the Allegro Warrant Amendment.

Section 1.18. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Allegro Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of Allegro who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Allegro Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares, “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of Allegro who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 1.7, of the Company Certificates that formerly evidenced such Dissenting Shares.

(b) Prior to the Closing, Allegro shall give the Company (i) prompt notice of any demands for appraisal received by Allegro and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor Allegro shall, except with the prior written consent of the other Party (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Subject to the exceptions set forth in Schedule 2 (the “Company Schedule”), each of the Company and Merger Sub hereby represents and warrants to Allegro as follows:

Section 2.1. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1. The Company has the requisite corporate power and authority and is in possession of all material Permits necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to have such Permits would not have a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws (such documents, or other comparable governing instruments with different names, collectively, “Charter Documents”) of the Company, as amended and currently in effect, have been made available to Allegro or Allegro’s counsel.

Section 2.2. Subsidiaries.

(a) Except for Merger Sub and as set forth in Schedule 2.2, neither the Company nor Merger Sub have any direct or indirect Subsidiaries. Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of Merger Sub and its other Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to Merger Sub and its other Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in, and has not made any investment in or capital contribution to, any Person and does not have any agreement or commitment and is not subject to any other obligation to purchase any such interest or make any such investment or capital contribution, and has not agreed and is not bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated in the future to purchase any such interest or make any such investment or capital contribution.

(b) Merger Sub and each other Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization (as listed in Schedule 2.2). Merger Sub and each other Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. Each jurisdiction in which Merger Sub or a Subsidiary is so qualified or licensed is listed in Schedule 2.2. Each Subsidiary is in possession of all material Permits necessary to enable it to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted, except where the failure to have such Permits would not have a Company Material Adverse Effect. Complete and correct copies of the Charter Documents of Merger Sub and each Subsidiary, as amended and currently in effect, have been made available to Allegro or Allegro’s counsel.

Section 2.3. Power and Authorization. Each of the Company and Merger Sub has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to the Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Agreement by each of the Company and Merger Sub has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of the Company and Merger Sub, subject to the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company and Merger Sub are (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when delivered) duly executed and delivered by the Company and Merger Sub and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when delivered), assuming due authorization, execution, and delivery by the other Parties, enforceable against the Company and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors’ rights).

Section 2.4. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of the Company or Merger Sub in connection with (i) the valid and lawful authorization, execution, delivery and performance by the Company and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, or (ii) the consummation of the Merger and the other Transactions by the Company and Merger Sub, except, in the case of clause (ii), for (a) compliance with the Exchange Act and the Securities Act, (b) the filing of the Certificate of Merger, and (c) such consents, approvals, authorizations, Permits, filings or notifications (if any), the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.5. Non-contravention. Neither the authorization, execution, delivery, or performance by the Company or Merger Sub of this Agreement or any Ancillary Agreement to which the Company or Merger Sub is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Merger or the other Transactions, will:

(a) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Charter Documents of the Company or any of its Subsidiaries;

(b) subject to compliance with the requirements specified in Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement or Permit applicable to the Company or its Subsidiaries;

(c) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or require any action by (including any authorization, consent or approval) or notice to, any Person under, any of the terms, conditions or provisions of any Contractual Obligation of the Company or any of its Subsidiaries;

(d) result in the creation or imposition of any Lien on any material asset of the Company other than Permitted Liens; or

(e) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Contractual Obligation of the Company, including any “change of control” or similar provision, other than as expressly provided in this Agreement;

except, with respect to clauses (b), (c), (d) and (e), to the extent that the occurrence of any such breach, violation, default, termination, acceleration, action, increase, creation or imposition of a Lien would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.6. Compliance. The Company and each of its Subsidiaries is in compliance with, and, since December 31, 2022, has complied with, all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No written notice of non-compliance with any material Legal Requirement has been received by the Company or any of its Subsidiaries, and the Company has no Knowledge of any such notice related to the Company or any of its Subsidiaries delivered to any other Person.

Section 2.7. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 28,487,198 shares of Company Common Stock, of which 10,999,933 shares of Company Common Stock are issued and outstanding, and (ii) 12,290,032 shares of the Company’s preferred stock, par value $0.0001 per share (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Stock”), of which 12,046,521 shares of Company Preferred Stock are issued and outstanding. Other than the Company Stock, the Company has no class or series of securities authorized by its Charter Documents. All of the issued and outstanding shares of Company Common Stock (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any preemptive or subscription rights, (x) were issued in compliance in all material respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in the Company’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens. Schedule 2.7(a) sets forth each holder of shares of Company Stock and the number of shares of Company Stock beneficially held by each such Person. The Company does not hold any shares of capital stock of the Company in its treasury.

(b) Except as set forth on Schedule 2.7(b), no shares of Company Stock are reserved for issuance by the Company. Schedule 2.7(b) sets forth each holder of the Company Derivative Securities, the number of shares of Company Common Stock that are issuable upon the exercise of such holder’s Company Derivative Securities, the vesting schedule (if any) of such holder’s Company Derivative Securities and the expiration date (if any) of such holder’s Company Derivative Securities.

(c) Except for the Company Derivative Securities set forth in Schedule 2.7(b), there are no subscriptions, options, warrants, shares of capital stock, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any shares of capital stock, equity interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, or enter into any such subscription, option, warrant, share of capital stock, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Except as set forth on Schedule 2.7(d), neither the Company nor any of its Subsidiaries has granted (i) any preemptive rights or other similar rights in respect of any capital stock, (ii) any equity appreciation rights, phantom units or other securities with a value based on the capital stock of the Company or (iii) any board nomination or observer rights.

(e) Other than as contemplated by this Agreement or the Ancillary Agreements, there are no registrations rights with respect to any securities of the Company or any of its Subsidiaries, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any capital stock of the Company or any of its Subsidiaries.

(f) Except as set forth on Schedule 2.7(f), as a result of the consummation of the Merger and the other Transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights as to vesting, convertibility or exercisability in connection with any shares, warrants, options or other securities of the Company or any of its Subsidiaries (including anti-dilution rights) accelerate or otherwise become triggered. None of the Company Derivative Securities contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as a whole.

(g) Except as set forth on Schedule 2.7(g), neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of capital stock of the Company or any of its Subsidiaries.

(h) No outstanding shares of Company Stock are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

(i) No consent of any holder of the Company Derivative Securities is required for the treatment of the Company Derivative Securities in the manner provided in Section 1.6(a) (other than the Company Preferred Stockholder Written Consent) and Section 1.10.

(j) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 of which 1,000 shares are issued and outstanding.

Section 2.8. Financial Matters.

(a) PCAOB Auditor. The Company has engaged an auditing firm that, to the Company’s Knowledge, has at all required times been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company and each of its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder (such firm, the “PCAOB Auditor”).

(b) Financial Statements. Allegro has been furnished, or will be furnished prior to Closing, with (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024, and the related audited consolidated statement of income, cash flow and changes in stockholders’ equity of the Company for the fiscal year then ended, accompanied by the notes thereto, which has been audited by the PCAOB Auditor (the “Audited Financials”), and (ii) the unaudited interim consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2025, (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited interim consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the nine months then ended, which has been reviewed by the PCAOB Auditor (the “Unaudited Financials,” and together with the Audited Financials, the “Financials”). The Financials (including the notes thereto) (i) have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied (except as may be indicated therein or in the notes thereto), and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries on the dates and for the periods specified (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of complete footnotes).

(c) Absence of Undisclosed Liabilities. The Company does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Financials, (ii) liabilities incurred (x) in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, or (y) incurred in contemplation of the Transactions or with respect thereto, and (iii) liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, including Merger Sub, taken as a whole.

(d) Scheduled Indebtedness. Schedule 2.8(d) sets forth a true, correct, and complete list of each agreement governing Company Indebtedness.

(e) No Exchange Act Registration. Neither the Company nor any of their Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(f) SOX Compliance. Except as set forth on Schedule 2.8(f) (all of which will be repaid or cancelled prior to the Closing Date), there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary. To the Company’s Knowledge, neither the Company nor any Subsidiary has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 2.9. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that constitutes a Company Material Adverse Effect, (b) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice (aside from steps taken in contemplation of the Transactions), and (c) the Company has not taken any action that would have required the prior written consent of Allegro under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 2.10. Real Property.

(a) Neither the Company nor Merger Sub owns any real property. Schedule 2.10(a) sets forth a list of the addresses of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (the “Real Property”). Schedule 2.10(a) also identifies, with respect to each parcel of Real Property, each lease, sublease, or other Contractual Obligation under which such Real Property is occupied or used (“Real Property Leases”). The Company has made available to Allegro accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

(b) The Company and each Subsidiary, as applicable, has enforceable leasehold interest in, the Real Property, free and clear of all Liens other than Permitted Liens. The Permitted Liens would not, individually or in the aggregate, reasonably be expected to materially adversely affect or interfere with the current use or operation of the Real Property. There are no options or other Contractual Obligations under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in any Real Property. There are no Contractual Obligations under which the Company or any Subsidiary has granted to any Person the right of use or occupancy of any Real Property and there is no Person (other than the Company and its Subsidiaries) in possession of any of the Real Property.

(c) The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Legal Requirement, covenant, condition, restriction, easement, license, permit or agreement.

Section 2.11. Personal Property. The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in or right to use, all material personal property and other material property and assets owned, used or held for use by the Company and its Subsidiaries in connection with the business of the Company and/or its Subsidiaries or reflected in the Most Recent Balance Sheet (the “Personal Property”), other than Personal Property disposed of in the ordinary course of business after the Most Recent Balance Sheet Date, in each case free and clear of all Liens, except for Permitted Liens. The Permitted Liens would not reasonably be expected, individually or in the aggregate, to materially adversely affect or interfere with the current use or operation of the Personal Property.

Section 2.12. Condition and Sufficiency of Assets. The tangible Personal Property has been maintained by the Company in the ordinary course of business, is in good operating condition, subject to normal wear and tear, and is suitable for the purposes for which it is currently used, except as would not reasonably be expected to result in a Company Material Adverse Effect. The Personal Property and Real Property are sufficient for the conduct of the Company’s business as currently conducted.

Section 2.13. Intellectual Property.

(a) The Company or one of its Subsidiaries exclusively owns all registered patents, trademarks, domain names and copyrights, and all pending applications, certificates, filings, provisionals, or other documents relating to patents, trademarks, or copyrights, and domain names identified on Schedule 2.13(a) (collectively, the “Company IP Registrations”). Neither the Company nor any of its Subsidiaries has any ownership interest in any registered patents, trademarks, domain names or copyrights, or any pending applications, certificates, filings, provisionals, or other documents relating to patents, trademarks, or copyrights, and domain names other than those identified on Schedule 2.13(a). Except as set forth on Schedule 2.13(a), to the Knowledge of the Company, each of the Company IP Registrations is valid and subsisting.

(b) IP Contracts. Schedule 2.13(b) identifies each material Contractual Obligation (i) under which the Company or any of its Subsidiaries uses or licenses material Intellectual Property Rights that any third-party owns, other than off-the-shelf software (the “Inbound IP Contracts”), or (ii) under which the Company or any of its Subsidiaries has granted to any Person any right or interest with regard to any material Company-Owned Intellectual Property Rights, including where applicable settlement agreements and covenants not to sue (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”).

(c) Non-Infringement. Except as set forth on Schedule 2.13(c): (i) none of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any third party, and (ii) to the Company’s Knowledge, the operation of the Company and its Subsidiaries’ business as is currently conducted and as presently intended to be conducted does not infringe or misappropriate the Intellectual Property Rights of any third party. Except as set forth on Schedule 2.13(c), (x) the Company IP Registrations are not the subject of any challenge and (y) to the Company’s Knowledge, except as would not reasonably be expected to result in a Company Material Adverse Effect, no Person is infringing upon any Company Intellectual Property Rights..

(d) Company Intellectual Property Rights. Except as set forth on Schedule 2.13(d), the Company or one of its Subsidiaries owns or otherwise has the right to use all material Intellectual Property Rights necessary for the conduct of the Company’s business as currently conducted. No material Company Intellectual Property Rights are subject to any Action, Contractual Obligation, or Order of a Governmental Authority (i) that materially restricts the use, transfer or licensing thereof by the Company or any of its Subsidiaries (other than restrictions contained in the IP Contracts disclosed in Schedule 2.13(b)), or (ii) which may materially affect the validity, use or enforceability of such Company Intellectual Property Rights.

(e) Know-how. The Company and each of its Subsidiaries has taken commercially reasonable measures to protect the secrecy and confidentiality of all material trade secrets owned by the Company and its Subsidiaries. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has disclosed to any Person (including any employees, contractors, and consultants) any information that would otherwise constitute a material trade secret, except under a confidentiality agreement or other legally binding confidentiality obligation, and to the Company’s Knowledge, there has not been any breach by any party to any such confidentiality agreement. The Company and each Subsidiary has required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material Intellectual Property Rights for ownership by the Company or a Subsidiary to assign, and all such Persons have assigned, to the Company or a Subsidiary (by present assignment or operation of Law) all of such Person’s rights in such material Intellectual Property Rights.

(f) Company Source Code. Neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, or distributed Open Source Materials in conjunction with, Company Products in a manner that grants to any third party any rights or immunities under any material Company-Owned Intellectual Property that require, as a condition of use, modification and/or distribution of such Open Source Materials that any material Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

Section 2.14. IT Systems and Data Privacy.

(a) The Company IT Systems are owned by, or validly licensed, leased or supplied under contracts to the Company or its Subsidiaries. The Company IT Systems are adequate and sufficient, in all material respects, for the respective operations of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted after the Transactions.

(b) To the Knowledge of the Company, there here have been no data security breach or unauthorized access of, and no material failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Company’s and its Subsidiaries’ business or operations with respect to, any Company IT Systems, or any other material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information, in each case owned or controlled by the Company or its Subsidiaries, that required a notification to any Person, or to the knowledge of the Company, by any third Person on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information. The Company has not provided notices to, nor, to the Knowledge of the Company, has it been legally required to provide such notices to any Person as a result of any such security incident.

(c) The Company and each Subsidiary has established and maintains commercially reasonable measures that are designed to protect the Company IT Systems and all Personal Confidential Information and all other confidential or proprietary information in the Company’s possession, against unauthorized access, use, modification, disclosure or other misuse of the same, including, without limitation, through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. The Company and its Subsidiaries have materially aligned their cybersecurity practices with relevant industry standards (including by carrying out security assessments of the Company IT Systems controlled by the Company or its Subsidiaries and their business environment) and have remediated any and all vulnerabilities of high-risk or greater that are material to the business.

(d) The Processing and securing of Personal Confidential Information by the Company and each Subsidiary complies and has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Security Standards, and (iv) applicable privacy and information security policies of each Company and Subsidiary (the requirements in (i) through (iv), collectively, “Privacy Requirements”). The Company has not received written notice of any pending Action, nor, to the Company’s Knowledge is any Action threatened against the Company or any Subsidiary relating to the Processing or security of Personal Confidential Information.

(e) The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any Personal Confidential Information in the manner currently received or used.

Section 2.15. Permits. The Company and each Subsidiary, as applicable, has been duly granted all Permits necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s Knowledge, threatened, except where the failure to be in full force and effect, or the suspension or cancellation, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Allegro true, correct and complete copies of all material Permits held by it and its Subsidiaries, all of which material Permits are listed on Schedule 2.15. Neither the Company nor any of its Subsidiaries is in violation of the terms of any Permit, except where the violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Transactions will not cause the cancellation of, or require the consent of any Person with respect to, any Permit.

Section 2.16. Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns in each jurisdiction in which the Company or such Subsidiary is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return), except with respect to current period Taxes that are not yet due and payable and for which adequate reserves in accordance with U.S. GAAP have been established in the Company’s financial statements, have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. To the best of the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The Company and each of its Subsidiaries has (i) withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, creditor or stockholder and (ii) materially complied with all filings required with respect thereto.

(c) There is no outstanding audit or examination in respect of Taxes either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which the Company or the directors and officers (and employees responsible for Tax matters) of the Company have Knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and each of its Subsidiaries has complied with all Legal Requirements with respect to payments made to third parties with respect to Taxes.

(e) There is no adjustment relating to any Tax Returns filed by the Company or any Subsidiary (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which the Company or the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge, and neither the Company nor any director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Authority to assess additional Taxes for any period for which Tax Returns have been filed.

(f) No power of attorney that has been granted by the Company or any Subsidiary with respect to a Tax matter is currently in effect.

(g) Neither the Company nor any Subsidiary has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only the Company and its Subsidiaries), or has any liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only the Company and/or its Subsidiaries are a party or (ii) that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Neither the Company nor any Subsidiary is currently subject to any Liens, other than Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of the Company or a Subsidiary to pay Taxes, and the Company has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise.

(j) Neither the Company nor any Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(k) Neither the Company nor any of its Subsidiaries, nor Affiliate of the Company or any of its Subsidiaries, has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l) Neither the Company nor any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Affiliate in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Affiliate has any obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.

(o) Each Company or Affiliate contract that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. Neither the Company nor any Affiliate is a party to, or is otherwise obligated under, any Contract that provides for a gross up to any Person for the interest or additional Tax imposed by Section 409A or Section 4999 of the Code. Each Company option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that was not less than the fair market value of the underlying equity as of the date such Company option or other right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1), (iii) was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code), and (iv) has at all times been properly accounted for in accordance with U.S. GAAP in the financial statements.

Section 2.17. Employee Benefit Plans.

(a) Schedule 2.17(a) lists all Employee Plans that the Company or any of its Subsidiaries sponsors or maintains, or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants of the Company (each, a “Company Plan”). With respect to each Company Plan, the Company has made available to Allegro accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b) (i) Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and applicable Legal Requirements, and all contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued in all respects, (ii) there is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the ordinary course of business for benefits provided for by the Company Plan, and (iii) there are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Company Plan, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There are no plans or commitments to establish any new Employee Plan, or to materially modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements.

(d) Except as set forth in Schedule 2.17(a) or as otherwise expressly contemplated by the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger and the other Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any manager, member of the board of managers, director, officer, or executive, employee of the Company or any of its Subsidiaries under any Employee Plan, (ii) materially increase any benefits otherwise payable under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Plan.

Section 2.18. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or a Subsidiary and the Company has no Knowledge of any activities or proceedings of any labor union to organize any such employees. Within the past three (3) years, there have been no strikes, work slowdowns, work stoppages or lockouts between any employees of the Company or any of its Subsidiaries, on the one hand, and the Company or such Subsidiary, on the other hand. Within the past three (3) years, there have been no arbitrations or grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries involving any employee of the Company or any of its Subsidiaries, except for those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of the Company and its Subsidiaries has been provided to Allegro. Other than as set forth in Schedule 2.18(b), each employee of the Company or a Subsidiary is terminable “at will” subject to applicable severance entitlements or notice periods as required by applicable Legal Requirements, and there are no agreements or understandings between the Company or any Subsidiary and any of its respective employees that their employment will be for any particular period.

(c) To the Company’s Knowledge, none of the officers of the Company or any of its Subsidiaries presently intends to terminate his or her employment with the Company or such Subsidiary. The Company and each of its Subsidiaries is in compliance in all material respects and, to the Company’s Knowledge, the Company’s and each of its Subsidiaries’ employees are in compliance in all material respects, with the terms of the respective employment agreements between the Company or such Subsidiary and such employee.

(d) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or penalties with respect thereto. There are no pending, or to the Company’s Knowledge, threatened in writing, Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries. The policies and practices of the Company and its Subsidiaries comply with all applicable law concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay).

(f) The Company is and in the past three (3) years has been in material compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any applicable similar state or local law and the Company does not have any plans to undertake any action in the first ninety (90) days following the Closing Date that would trigger the WARN Act or any other applicable state mini-WARN Act.

Section 2.19. Environmental Matters. Except as set forth in Schedule 2.19, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries on or upon any site (including soils, groundwater, surface water, air, buildings, or other structures) currently owned, leased or otherwise operated or used by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, formerly owned, leased, or otherwise operated or used by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law, and (d) to the Knowledge of the Company, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on and no Hazardous Substance stored on, any site owned or operated by the Company or any of its Subsidiaries, except in compliance with Environmental Laws.

Section 2.20. Contracts.

(a) Schedule 2.20 lists each of the following Contractual Obligations of the Company and its Subsidiaries:

(i) any Contractual Obligation (or group of related Contractual Obligations) with a Material Customer or Material Supplier;

(ii) any Contractual Obligation with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company or any of its Subsidiaries of rights to market or sell Company Products on behalf of the Company to any other Person;

(iii) any Contractual Obligation pursuant to which a partnership or joint venture was established;

(iv) any Contractual Obligation made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Product, or (z) pursuant to which any other Person is granted “most favored nations” pricing or customer status or similar with respect to any Company Products;

(v) any IP Contracts (other than “shrink wrap” and similar generally available commercial end-user licenses to software, or other agreements that have an individual acquisition cost of $1,000,000 or less per annum) pursuant to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses any Intellectual Property Rights from or to any Person, including where applicable, any Intellectual Property Rights used in or in the development of the Company Products, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) any Contractual Obligation providing for the sale, transfer, assignment, exclusive license or other disposition of any material Company-Owned Intellectual Property Right to or from the Company or any Subsidiary, owned or previously owned by the Company or any Subsidiary;

(vii) any Contractual Obligation made other than in the ordinary course of business containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company and its Subsidiaries, taken as a whole;

(viii) any lease, sublease or similar arrangement for the use by the Company or any of its Subsidiaries of any Real Property or Personal Property owned by a third party, and any lease, sublease or similar arrangement for use by a third party of any Real Property or Personal Property owned, leased or subleased by the Company or any of its Subsidiaries, where the annual lease payments are greater than $2,500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) or where the Real Property or Personal Property is material to the business of the Company or any of its Subsidiaries;

(ix) any Contractual Obligation under which the Company or any of its Subsidiaries has permitted any material asset to become subject to a Lien (other than a Permitted Lien);

(x) any Contractual Obligation providing for the employment or consultancy of any individual on a full-time, part-time, consulting or other basis that (A) provides to any such individual annual base compensation in excess of $250,000 per year, (B) requires at least sixty (60) days’ notice or payment of material severance for a termination without cause, or (C) provides for material payments upon a change-in-control of the Company or any of its Subsidiaries;

(xi) any collective bargaining agreement with any labor union;

(xii) any Contractual Obligation that (A) purports to materially limit either the type of business in which the Company or any of its Subsidiaries may engage or the geographic area in which any of them may engage in any business, or to limit the solicitation by any of them of the employment of any Person or the ability of any of them to sell to or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company and any of its Subsidiaries;

(xiii) any outstanding general or special powers of attorney executed by or on behalf of the Company or any of its Subsidiaries;

(xiv) other than with respect to Company Derivative Securities set forth on Schedule 2.7(b), any Contractual Obligation relating to the issuance of any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities, or subscriptions, rights, warrants or options to acquire any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities;

(xv) any obligation to register any equity interests with any Governmental Authority;

(xvi) any Contractual Obligation relating to the acquisition by merger, consolidation, equity or asset purchase, or any other manner of any Person or a line of business of any Person outside the ordinary course of business, or relating to any material joint venture or strategic partnership or alliance with another Person;

(xvii) any Contractual Obligation under which the Company or any of its Subsidiaries has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, shareholders, members, officers, managers, members of the board of managers or board of directors, or employees;

(xviii) any Contractual Obligation (or group of related Contractual Obligations with the same party) the performance of which mandates payment by the Company or any of its Subsidiaries of consideration in excess of $2,000,000 per annum over the remaining life of such Contractual Obligation, other than (A) any Contractual Obligation that is terminable by the Company or the applicable Subsidiary at will without material liability and on less than ninety (90) days’ notice, (B) purchase orders received in the ordinary course of business, (C) employment Contractual Obligations, offer letters, or consulting or independent contractor agreements disclosed pursuant to clause (x), and (D) any Employee Plan set forth on Schedule 2.17(a);

(xix) any Contractual Obligation (or group of related Contractual Obligations) the outstanding performance of which provides for receipt by the Company or any of its Subsidiaries of consideration in excess of $2,000,000 per annum over the remaining life of such Contractual Obligation;

(xx) any loan or credit agreement, mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money by the Company or any of its Subsidiaries in excess of $1,000,000; and

(xxi) any guaranty by the Company or any of its Subsidiaries, or Affiliate thereof, of any obligation of another Person in excess of $1,000,000.

(b) The Company has made available to Allegro copies of each Contractual Obligation listed on Schedule 2.20 that are accurate and complete, in each case, as amended or otherwise modified and in effect. Each Contractual Obligation required to be disclosed on Schedule 2.20 (the “Disclosed Contracts”) is in full force and effect and is enforceable against the Company and/or its Subsidiaries party thereto, as applicable, except where any such failure would not reasonably be expected to have a Company Material Adverse Effect, and, to the Knowledge of the Company, the other parties thereto. No Company or Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract, is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and no event has occurred which with notice or lapse of time or both would become a breach of or default under any Disclosed Contract, in either case, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.21. Customers and Suppliers.

(a) Set forth in Schedule 2.21(a) is a list of the top ten (10) customers (by revenue) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2024 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company and its Subsidiaries by each Material Customer during each such period. Except as set forth in Schedule 2.21(a), as of the date of this Agreement, no such Material Customer has expressed to the Company in writing of its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or of a material breach of the terms of any contract with such Material Customer.

(b) Set forth in Schedule 2.21(b) is a list of the top ten (10) vendors to and/or suppliers of (by spend) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2024 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by the Company and its Subsidiaries during each such period. No such Material Supplier has expressed to the Company or any of its Subsidiaries in writing of its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company and its Subsidiaries or indicating a material breach of the terms of any Contractual Obligation with such Material Supplier.

Section 2.22. Affiliate Transactions. Except as set forth on Schedule 2.22, no Affiliate of the Company or any of its Subsidiaries: (a) has any material interest in any asset owned or leased by the Company or its Subsidiaries or used in connection with the business of any of the Company or its Subsidiaries, (b) has received a loan from the Company or any of its Subsidiaries which has not been repaid as of the date of this Agreement, or (c) is engaged in any material transaction, arrangement, or understanding with the Company or any of its Subsidiaries, other than through the ownership of equity interests as disclosed in Schedule 2.7(a) and Schedule 2.7(b) or payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.

Section 2.23. Litigation. There is no pending or, to the Company’s Knowledge, threatened in writing, Action to which the Company or any of its Subsidiaries is a party (either as plaintiff or defendant), or to which any material assets of the Company or any of its Subsidiaries are subject, which is reasonably expected to be materially adverse to the operations of the Company or any of its Subsidiaries. To the Company’s Knowledge, no allegations of sexual harassment have been made against any officer, manager, director, or executive employee of the Company or any of its Subsidiaries in their capacity as such which could reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to the Company’s Knowledge, continuing investigation by, any Governmental Authority, that would reasonably be expected to cause a Company Material Adverse Effect.

Section 2.24. Insurance. Schedule 2.24 sets forth a list of the material insurance policies that cover the Company and its Subsidiaries. The list includes for each such policy, the type of policy, the policy number and the name of the insurer. The Company has made available to Allegro true and accurate copies of each such policy. Each such policy is, to the Company’s Knowledge, legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any of its Subsidiaries. To the Company’s Knowledge, the coverages provided by such insurance policies are reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Disclosed Contracts.

Section 2.25. Brokers. Except as set forth in Schedule 2.25, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company nor, to the Company’s Knowledge, any Company Stockholder or any Affiliate of the Company or a Company Stockholder, in connection with this Agreement or the Transactions, and the Company has not (and, to the Company’s Knowledge, none of the Company Stockholders or any Affiliate of the Company or a Company Stockholder has) entered into any agreement with any Person which will result in the obligation of the Company or its Subsidiaries or Allegro to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

Section 2.26. Anti-Corruption Matters.

(a) Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any of their respective Affiliates or Associated Persons, nor any other Person acting on behalf of any them, has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, any Anti-Tax Evasion Laws, or any Economic Sanctions Laws.

(b) Since January 1, 2022, to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, nor any other Person acting on behalf of any of the foregoing, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws, (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) there are no circumstances likely to give rise to any such investigation, inquiry, litigation, or proceedings.

(c) Neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, is currently identified on the specially designated nationals or other blocked person list or otherwise subject to any U.S. sanctions administered by OFAC, and such persons have not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

(d) The Company and each of its Subsidiaries is in compliance with all Export Control Laws applicable to it in all material respects. Without limiting the foregoing: (i) the Company and each of its Subsidiaries has obtained all material export licenses and other material approvals required for its exports of products required by any Export Control Law and all such approvals and licenses are in full force and effect; (ii) the Company and each of its Subsidiaries is in material compliance with the terms of such applicable export licenses or other approvals; and (ii) there are no claims pending or threatened in writing against the Company or any of its Subsidiaries with respect to such export licenses or other approvals.

Section 2.27. Certain Provided Information. The information relating to the Company and its Subsidiaries supplied or to be supplied by the Company or its Affiliates or Representatives for inclusion in the Prospectuses or the Registration Statements, or any amendment or supplement thereto, will not, as of any effective date of the Registration Statements, or as of the date thereof, as of the time of sale of any securities thereunder, or as of the Closing Date, contain any untrue statement of material fact, or omit to state any material fact necessary in order to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

Section 2.28. Board Approval. The board of directors of each of the Company (including any required committee or subgroup thereof) and Merger Sub has, and the Company as the sole stockholder of Merger Sub has, as of the date of this Agreement, in accordance with the Company’s Charter Documents and Merger Sub’s Charter Documents, as applicable, duly approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and (i) declared the advisability of the Merger and the other Transactions, (ii) determined that the Merger and the other Transactions are fair to, and in the best interests of, the Company, Merger Sub, and their respective stockholders, and (iii) determined to recommend to the holders of Company Stock that they vote in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions.

Section 2.29. Exclusivity of Representations. Except as provided in this ARTICLE II (as modified by the Company Schedule), neither the Company nor any of its Subsidiaries, nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, or representatives, has made, or is making, any representation or warranty whatsoever to Allegro or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Allegro; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Allegro for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in ARTICLE III (as modified by the Allegro Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ALLEGRO

Subject to the exceptions set forth in Schedule 3 (the “Allegro Schedule”), Allegro represents and warrants to the Company and Merger Sub as follows:

Section 3.1. Organization and Qualification. Allegro is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Allegro is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Allegro Material Adverse Effect. Each jurisdiction in which Allegro is so qualified or licensed is listed in Schedule 3.1. Allegro has the requisite corporate power and authority and is in possession of all material Permits necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of Allegro, as amended and currently in effect, have been made available to the Company or the Company’s counsel.

Section 3.2. Subsidiaries. Except as set forth in Schedule 3.2, Allegro does not have any direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any capital stock or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 3.3. Power and Authorization. Allegro has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which Allegro is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to the Allegro Stockholder Written Consent. The execution and delivery of this Agreement and each Ancillary Agreement by Allegro has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of Allegro, subject to the Allegro Stockholder Written Consent. This Agreement and each Ancillary Agreement to which Allegro is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Allegro and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against Allegro in accordance with its terms.

Section 3.4. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of Allegro in connection with, (i) the valid and lawful authorization, execution, delivery and performance by Allegro of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Merger and the other Transactions by Allegro, except, in the case of clause (ii), for (a) compliance with the Exchange Act and the Securities Act, (b) the filing of the Certificate of Merger, (c) such consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing and which are set forth in Schedule 3.4, and (d) such consents, approvals, authorizations, Permits, filings or notifications (if any), the absence of which would not reasonably be expected to have, individually or in the aggregate, an Allegro Material Adverse Effect.

Section 3.5. Non-contravention. Neither the authorization, execution, delivery, or performance by Allegro of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Transactions, will:

(a) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Charter Documents of Allegro;

(b) subject to compliance with the requirements specified in Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to Allegro;

(c) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or require any action by (including any authorization, consent or approval) or notice to, any Person under, any of the terms, conditions or provisions of any Contractual Obligation of Allegro;

(d) result in the creation or imposition of any material Lien on any material asset of Allegro other than Permitted Liens; or

(e) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any material Contractual Obligation of Allegro, including any “change of control” or similar provision;

except, with respect to clauses (b), (c), (d) and (e), to the extent that the occurrence of any such breach, violation, default, termination, acceleration, action, increase, creation or imposition of a Lien would not reasonably be expected to have, individually or in the aggregate, an Allegro Material Adverse Effect.

Section 3.6. No Operating History. Allegro was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. It completed an initial public offering of Units consisting of Allegro Common Stock, Allegro Rights and Allegro Warrants in July 2018. Allegro has never conducted any operations and has never engaged in any business activities except raising funds through sales of securities and seeking to find a company or companies with which to complete an initial business combination and negotiating the terms of the Transactions.

Section 3.7. Compliance. Allegro is in compliance with, and, since December 31, 2022, has complied with, all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, an Allegro Material Adverse Effect. No written notice of non-compliance with any material Legal Requirement has been received by Allegro, and Allegro has no Knowledge of any such notice related to Allegro delivered to any other Person.

Section 3.8. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Allegro consists of (i) 50,000,000 shares of Allegro Common Stock, of which 4,110,000 shares of Allegro Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 1,000,000 shares of preferred stock of Allegro, par value $0.0001 per share (“Allegro Preferred Stock,” and together with the Allegro Common Stock, the “Allegro Stock”), of which no shares of Allegro Preferred Stock are issued and outstanding. All of the currently outstanding shares of Allegro Common Stock (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any preemptive or subscription rights, (x) were issued in compliance in all respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in Allegro’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens.

(b) Of the authorized shares of Allegro Stock, (i) no shares of Allegro Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Allegro Common Stock and there are no such outstanding options, and (ii) 16,854,750 shares of Allegro Common Stock are reserved for issuance upon the exercise of Allegro Warrants and conversion of Allegro Rights. Except for the foregoing and any shares of Allegro Common Stock that may be issued upon conversion of any Allegro Indebtedness as provided for in Section 5.8, no other shares of Company Stock are reserved for issuance by the Company.

(c) Except as provided in this Agreement or as described in Section 3.8(b), there are no subscriptions, options, warrants, shares of capital stock, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which Allegro is a party or by which it is bound obligating Allegro to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Allegro or obligating Allegro to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, share of capital stock, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Allegro has not granted (i) any preemptive rights or other similar rights in respect of any capital stock, (ii) any equity appreciation rights, phantom units, or other securities with a value based on the capital stock of Allegro, or (iii) any board nomination or observer rights.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.8(e), there are no registrations rights with respect to any securities of Allegro, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which Allegro is a party or by which Allegro is bound with respect to any capital stock of Allegro.

(f) Except for the Allegro Rights and the Allegro Warrants, and except as provided in this Agreement or as set forth on Schedule 3.8(f), as a result of the consummation of the Merger and the other Transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of Allegro (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as provided in this Agreement or as set forth on Schedule 3.8(f), the Allegro Warrants do not contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as whole.

(g) Except as set forth on Schedule 3.8(g), Allegro has no any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of capital stock of the Company or any of its Subsidiaries.

(h) Except as provided for in this Agreement or as set forth in Schedule 3.8(h), no outstanding securities of Allegro are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Allegro.

Section 3.9. Allegro Indebtedness. As of the date of this Agreement, Allegro’s officers, directors and/or stockholders have lent Allegro an aggregate of approximately $1,100,000.00 (“Allegro Outstanding Loans”).

Section 3.10. Allegro SEC Reports and Financial Statements.

(a) Allegro SEC Reports and Financial Statements. Allegro has filed all registration statements, reports, schedules, forms, statements and other documents required to have been filed by Allegro with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Allegro SEC Reports”). Except for any changes (including any required revisions to or restatements of the Allegro Financial Statements (as defined below) or the Allegro SEC Reports) to (A) Allegro’s accounting or classification of the outstanding Allegro Common Stock as temporary, as opposed to permanent, equity that may be required as a result of statements by the SEC staff or recommendations or requirements of Allegro’s auditors, or (B) Allegro’s historical accounting of the Allegro Warrants as equity, as opposed to liabilities, that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021 (clauses (A)-(B), collectively, the “SEC Accounting Changes”), and except for any delays in the filing of the Company’s periodic reports as they come due, as of their respective dates, as a result thereof (which, as of the date hereof, have all since been filed with the SEC), (i) all the Allegro SEC Reports required to be filed within the prior 12 months have been timely filed, (ii) none of the Allegro SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (iii) the Allegro SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (iv) the audited financial statements of Allegro (“Allegro Audited Financial Statements”) and unaudited interim financial statements of Allegro (“Allegro Unaudited Financial Statements” and, together with the Allegro Audited Financial Statements, the “Allegro Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Allegro SEC Reports fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Allegro at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with U.S. GAAP and Regulation S-X or Regulation S-K, as applicable, subject, in the case of the Allegro Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(b) Absence of Undisclosed Liabilities. Allegro does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the most recent balance sheet included in the Allegro Financial Statements, (ii) liabilities disclosed in the Allegro SEC Reports, (iii) liabilities incurred (x) in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Allegro Financial Statements, or (y) in contemplation of the Transactions or with respect thereto, and (iii) liabilities which would not, individually or in the aggregate, reasonably be expected to be material to Allegro, taken as a whole.

(c) Disclosure Controls and Procedures. Allegro has established and maintained disclosure controls and procedures (as defined in Rule 13a-15(d) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Allegro is made known to Allegro’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Allegro’s Knowledge, such disclosure controls and procedures are effective in timely alerting Allegro’s principal executive officer and principal financial officer to material information required to be included in Allegro’s periodic reports required under the Exchange Act.

(d) Internal Control. Allegro has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(e) under the Exchange Act). Such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Allegro’s financial reporting and the preparation of the Allegro Financial Statements for external purposes in accordance with U.S. GAAP.

(e) SOX Compliance. There are no outstanding loans or other extensions of credit made by Allegro to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Allegro. Allegro has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) SEC Comments. As of the date of this Agreement, there are no outstanding comments from the SEC Staff with respect to the Allegro SEC Reports. To the Knowledge of Allegro, as of the date of this Agreement, none of the Allegro SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 3.11. Absence of Certain Developments. Since the date of the most recent balance sheet included in the Allegro Financial Statements, except as set forth in the Allegro SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.11, (a) there has not been any change, development, condition or event that constitutes a Allegro Material Adverse Effect; (b) the business of Allegro has been conducted in the ordinary course of business consistent with past practice (aside from steps taken in contemplation of the Transactions); and (c) Allegro has not taken any action that would have required the prior written consent of the Company under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.12. Real Property; Personal Property. Allegro does not own or lease any real property or personal property.

Section 3.13. Intellectual Property. Allegro does not own, license, or otherwise have any right, title or interest in any Intellectual Property Rights.

Section 3.14. Tax Matters.

(a) Allegro has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns in each jurisdiction in which Allegro is required to file Tax Returns. All such Tax Returns were correct and complete. All Taxes owed by Allegro (whether or not shown on any Tax Return), except with respect to current period Taxes that are not yet due and payable and for which adequate reserves in accordance with U.S. GAAP have been established in Allegro’s financial statements, have been paid. Allegro is not currently the beneficiary of any extension of time within which to file any Tax Return. To the best of Allegro’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where Allegro does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Allegro has (i) withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service provider, creditor or stockholder and (ii) complied with all filings required with respect thereto.

(c) There is no outstanding audit or examination in respect of a material amount of Taxes either (i) claimed, threatened, or raised in writing by a Governmental Authority, or (ii) as to which Allegro or the directors and officers (and employees responsible for Tax matters) of Allegro has Knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against Allegro, nor has Allegro executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Allegro has complied with all Legal Requirements with respect to payments made to third parties with respect to Taxes.

(e) There is no adjustment relating to any Tax Returns filed by Allegro (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which Allegro or the directors and officers (and employees responsible for Tax matters) of Allegro has Knowledge, and neither Allegro nor any director or officer (or employee responsible for Tax matters) of Allegro expects any Governmental Authority to assess additional Taxes for any period for which Tax Returns have been filed.

(f) No power of attorney that has been granted by Allegro with respect to a Tax matter is currently in effect.

(g) Allegro has not been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise, and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Allegro is not a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Allegro is not currently subject to any Liens, other than Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Allegro to pay Taxes, and Allegro has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) Allegro has neither been a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(j) Allegro has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Allegro has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Allegro has not taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.15. Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the Allegro SEC Reports, Allegro does not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Allegro’s officers and directors in connection with activities on Allegro’s behalf, Allegro does not have any unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, Allegro does not currently, and does not plan or have any commitment to, maintain, sponsor, contribute to or have any direct liability under any Employee Plans.

Section 3.16. Contracts. Schedule 3.16 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Allegro is a party, other than any such material contract previously filed with the SEC.

Section 3.17. Affiliate Transactions. Except as described in the Allegro SEC Reports, to Allegro’s Knowledge, no Affiliate of Allegro is engaged in any material transaction, arrangement, or understanding with the Company or any of its Subsidiaries.

Section 3.18. Litigation. There is no pending or, to Allegro’s Knowledge, threatened, Action to which Allegro is a party (either as plaintiff or defendant), or to which any material assets of Allegro are subject, which is reasonably expected to be materially adverse to the operations of Allegro. No allegations of sexual harassment have been made against any officer, manager, director, executive employee, or managing member of Allegro which could reasonably be expected to result in an Allegro Material Adverse Effect. Neither Allegro nor any property or asset of Allegro is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to Allegro’s Knowledge, continuing investigation by, any Governmental Authority, that would cause an Allegro Material Adverse Effect.

Section 3.19. Brokers. Except as set forth in Schedule 3.19, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Allegro, nor, to Allegro’s Knowledge, any Affiliate thereof, in connection with this Agreement or the Transactions, and Allegro has not (and, to Allegro’s Knowledge, no Affiliate of Allegro has) entered into any agreement with any Person which will result in the obligation of Allegro or the Company or its Subsidiaries to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

Section 3.20. Certain Provided Information. The information relating to Allegro or to be supplied by Allegro or its Affiliates or Representatives for inclusion or incorporation by reference in the Prospectuses or the Registration Statements, or any amendment or supplement thereto, will not, as of any effective date of the Registration Statements, or as of the date thereof, as of the time of sale of any securities thereunder, or as of the Closing Date, contain any untrue statement of material fact, or omit to state any material fact necessary in order to make the statements therein (in the case of the Prospectuses, in the light of the circumstances under which they were made) not misleading.

Section 3.21. Board Approval. The board of directors of Allegro has, as of the date of this Agreement, in accordance with Allegro’s Charter Documents, duly adopted and approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and, in each case, (i) declared the advisability of the Merger and the other Transactions, (ii) determined that the Merger and the other Transactions are fair to, and in the best interests of, Allegro and its stockholders, and (iii) determined to recommend to the holders of Allegro Common Stock that they vote in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions. Other than the Allegro Stockholder Written Consent, no other corporate proceedings on the part of Allegro are necessary to approve the consummation of the Transactions.

Section 3.22. Exclusivity of Representations. Except as provided in this ARTICLE III (as modified by the Allegro Schedule), neither Allegro, nor its Subsidiaries, or any of its or their Affiliates, nor any of its their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates. Allegro acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties with respect to the Company set forth in ARTICLE II (as modified by the Company Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.1. Operation of the Business by the Company, Merger Sub and Allegro.

(a) Conduct of the Business Generally. Except for those actions or omissions (i) as set forth in Schedule 4.1, (ii) required or expressly permitted by the terms of this Agreement or applicable Legal Requirements, or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company and Allegro shall carry on (and shall cause their respective Subsidiaries to carry on) their respective businesses in the ordinary course of business and in compliance in all material respects with all applicable Legal Requirements and use their commercially reasonable efforts consistent with past practices and policies to (x) preserve substantially intact their present business organization, (y) keep available the services of their present officers and key employees and (z) preserve their relationships with key customers and suppliers of goods and services and others with which it has significant business dealings.

(b) Specific Prohibitions. Except for those actions or omissions (i) as set forth in Schedule 4.1, (ii) required or expressly permitted by the terms of this Agreement, or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Allegro shall not do (and shall cause each of their respective Subsidiaries to not do) any of the following:

(i) Amend its Charter Documents;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest, including any security exercisable for or exchangeable or convertible into, any such capital stock or equity interest, of the Company or Allegro;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or other equity interest or any securities convertible into or exchangeable for any capital stock or other equity interest, or subscriptions, rights, warrants or options to acquire any capital stock or other equity interest, or any securities convertible into or exchangeable for any capital stock or other equity interest, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or other equity interests or convertible or exchangeable securities, except in each case, for issuances of Company Common Stock in respect of any exercise or settlement of (A) any Company Derivative Security currently outstanding or (B) any Company Derivate Securities granted in the ordinary course of business and consistent with past practice following the date of this Agreement;

(v) Merge or consolidate with any Person, or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(vi) Acquire or agree to acquire by merger or consolidation of any Subsidiary with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of such Party, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Prospectuses;

(vii) Sell, lease, license, encumber or otherwise dispose of any material properties or assets, except in the ordinary course of business consistent with past practice;

(viii) Form or establish any Subsidiary except in the ordinary course of business consistent with prior practice or in connection with an acquisition permitted by this Section 4.1(b);

(ix) Close any facility or discontinue any material line of business or any material business operations;

(x) Make capital expenditures that in any instance exceed $5,000,000 or in the aggregate exceed $10,000,000;

(xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition, or make any loans or otherwise extend any credit to another Person (other than accounts receivable accrued in the ordinary course of business consistent with past practice from Persons who are not Affiliates of the Company or any of its Subsidiaries), or enter into any arrangement having the economic effect of any of the foregoing;

(xii) Except (A) pursuant to any Contractual Obligation or Employee Plan existing on the date hereof or (B) in the ordinary course of business consistent with past practice, establish or materially increase any benefits under any Employee Plan, grant any severance or termination pay in the event of termination of an employee’s employment without cause, or materially increase the compensation payable or paid, whether conditionally or otherwise, to any employee, officer, or director of the Company, or amend, modify, or alter in any material respect any material Employee Plan;

(xiii) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any Employee Plan;

(xiv) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the ordinary course of business consistent with past practice;

(xv) Waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Allegro is a party or a beneficiary, as applicable;

(xvi) Modify in any material respect or terminate any Disclosed Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder, or enter into any Contractual Obligation that would have been a Disclosed Contract if entered into prior to the date hereof, except in the ordinary course of business;

(xvii) Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future material Company-Owned Intellectual Property Rights or material assets, except in the ordinary course of business consistent with past practice;

(xviii) Transfer or provide a copy of any Company Source Code to any Person other than current employees, contractors, and consultants of such Party or one of its Subsidiaries under current and enforceable confidentiality agreements;

(xix) Terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering such Party or its Subsidiaries or any of their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, such Party or its Subsidiary enters into a replacement policy or policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policy;

(xx) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice;

(xxi) Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(xxii) Make, revoke, amend, or rescind any Tax elections or settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes with any Governmental Authority, except as required by Legal Requirements, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, execute any extension or waiver of restrictions on assessment or collection of any Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice, fail to pay any Tax when due (including any estimated Tax payments), or enter into any Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(xxiii) Take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, either: (i) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) the Company Preferred Stock Conversion from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, except to the extent required by Section 305(c) of the Code;

(xxiv) (A) Engage any investment banker, financial advisor, broker or finder, or (B) enter into any agreement with any Person which will result in a material obligation of the Company or Allegro to pay any finder’s fee, brokerage fees, commission, or similar compensation, in either case in connection with the Transactions; or

(xxv) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through (xxiv) above.

Section 4.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Nondisclosure Agreement, dated August 11, 2025 (the “Confidentiality Agreement”), by and between the Company and Allegro with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will permit Allegro to have reasonable access during normal business hours, upon reasonable notice and in a manner not to unreasonably interfere with the businesses or operations of the Company, to Representatives of the Company and to the premises, properties, books, records (including Tax records) and contracts of the Company, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements. The Company will instruct its PCAOB Auditor to provide Allegro and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and reasonably cooperate with the preparation of financial statements and financial information for inclusion in the Prospectuses. Allegro will permit the Company and its Representatives to have reasonable access during normal business hours, upon reasonable notice and in a manner not to unreasonably interfere with the businesses or operations of the Company, to Representatives of Allegro and to the premises, properties, books, records (including Tax records) and contracts of Allegro, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements.

Section 4.3. Exclusivity.

(a) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will not (and will cause its Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries, proposals, offers or submissions by, or provide any information to any Person relating to, or commence, continue or renew any due diligence investigations relating to, or enter into or consummate any transaction relating to, (i) any merger or sale of ownership interests in, or material assets of, the Company or any of its Subsidiaries, or a recapitalization, share exchange, or similar transaction with respect to the Company or any of its Subsidiaries, or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the ability of the Company or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Company Competing Transactions”). In addition, the Company will (and will cause its Affiliates and Representatives to) promptly cease any and all existing discussions, negotiations and due diligence investigations with any Person conducted heretofore with respect to any Company Competing Transaction. The Company will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Allegro if the Company (or, to the Company’s Knowledge, any of their Affiliates or Representatives) receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction (not including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will inform Allegro of the principal terms of the inquiry, proposal, offer or submission.

(b) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VII, Allegro will not (and will cause its Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries, proposals, offers or submissions by, or provide any information to any Person relating to, or commence, continue or renew any due diligence investigations relating to, or enter into or consummate any transaction relating to (i) any merger or sale of ownership interests in, or material assets of, Allegro or a Subsidiary, or a recapitalization, share exchange, or similar transaction with respect to Allegro or a Subsidiary or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit Allegro from being able to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Allegro Competing Transactions”). In addition, Allegro will (and will cause their Affiliates and Representatives to) promptly cease any and all existing discussions, negotiations and due diligence investigations with any Person conducted heretofore with respect to any Allegro Competing Transaction. Allegro will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if Allegro (or, to Allegro’s Knowledge, any of their Affiliates or Representatives) receives any inquiry, proposal, offer or submission with respect to a Allegro Competing Transaction (not including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will inform the Company of the principal terms of the inquiry, proposal, offer or submission.

Section 4.4. Certain Financial Information. Within forty-five (45) calendar days after the end of each quarter between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Allegro unaudited consolidated financial information for such month and management commentary on the business performance during such month.

Section 4.5. Access to Financial Information. Subject to Section 4.2(b), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will instruct its PCAOB Auditor (subject to any required access agreement or arrangement) to (a) continue to provide Allegro and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and the financial information furnished pursuant to Section 4.4, Section 5.1 and Section 5.3, (b) reasonably cooperate with any reviews performed by Allegro or its Representatives of any such Financials or such information, and (c) reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Prospectuses, including pro forma financial information, comparative per share information, and management’s discussion and analysis of financial information.

Section 4.6. Commercially Reasonable Best Efforts. Each of the Parties agrees to use its commercially reasonable best efforts to cause the Transactions to be consummated as promptly as reasonably practicable, including using its commercially reasonable best efforts to (a) cause the conditions precedent set forth in ARTICLE VI to be satisfied, (b) obtain all consents, approvals, waivers, authorizations, Orders or other actions by Governmental Authorities that are necessary to enable the consummation of the Merger and the other Transactions, (c) obtain all consents, approvals or waivers from third parties that are necessary to enable the consummation of the Merger and the other Transactions (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) defend any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed as promptly as practicable, and (e) execute and deliver any instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1. Registration Statements.

(a) As promptly as practicable after the execution of this Agreement, the Company and Allegro shall jointly prepare and cause to be filed with the SEC, (i) a registration statement under the Securities Act on Form S-4 (the “Form S-4 Registration Statement”), which shall include a prospectus (the “Merger Prospectus”) to register the offer and sale of shares of Company Common Stock in the Transactions, including the aggregate Per Share Merger Consideration to the Allegro Stockholders and the Company Common Stock issuable upon conversion of the Allegro Rights and Allegro Warrants, (ii) a registration statement under the Securities Act on Form S-1 (the “Form S-1 Registration Statement” and together with the Form S-4 Registration Statement, as applicable, the “Registration Statements”), which shall include a prospectus (the “Public Offering Prospectus” and together with the Merger Prospectus, the “Prospectuses”) to register the offer and sale of the shares of Company Common Stock in the Public Offering and (iii) an information statement (in accordance with Regulation 14C and Rule 14f-1 under the Exchange Act) (the “Information Statement”), in connection with the Allegro Stockholder Written Consent. The Company shall use its commercially reasonable efforts to (w) cause the Registration Statements, when filed with the SEC, to comply in all material respects with all Legal Requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statements, (y) cause the Registration Statements to be declared effective as promptly as practicable, and (z) keep the Registration Statements effective as long as is necessary to consummate the Merger and the Public Offering. Filing fees with respect to the Registration Statements shall be paid 100% by the Company.

(b) The Company shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Prospectuses and the offer and sale of Company Common Stock pursuant thereto. Without limiting the foregoing, (i) no financial or other information provided in writing by Allegro for inclusion in the Prospectuses shall, as of the date each Prospectus is first distributed, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) no financial or other information provided in writing by the Company for inclusion in the Prospectuses shall, as of the date each Prospectus is first distributed, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing, any information is required to be set forth in an amendment or supplement to the Prospectuses, the Company shall as promptly as practicable prepare and file with the SEC an amendment or supplement to thereto (provided that no such amendment or supplement will be filed by the Company without compliance with Section 5.3).

(c) Allegro shall, as promptly as practicable (and in any event no later than 5 days) following the date the Form S-4 Registration Statement containing the Merger Prospectus is declared effective by the SEC under the Securities Act (the “SEC Approval Date”), mail the Information Statement to the Allegro Stockholders and holders of Allegro Warrants as of the record date for the Allegro Stockholder Written Consent.

Section 5.2. Public Announcements.

(a) Promptly after the execution of this Agreement, Allegro and the Company will issue a joint press release announcing the execution of this Agreement (“Signing Press Release”). As promptly as practicable after execution of this Agreement, Allegro will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b) After the issuance of the Signing Press Release until the Closing (or the earlier termination of this Agreement in accordance with ARTICLE VII), Allegro and the Company shall use commercially reasonable efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to the business or financial condition of Allegro or the Company or to the Transactions, and, except as required by any applicable Legal Requirement, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and otherwise complying with Section 5.3.

(c) Promptly after the Effective Time, Allegro and the Company shall issue a joint press release announcing the consummation of the Transactions (“Closing Press Release”). Within the required period after the Effective Time, Allegro shall prepare a Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”).

Section 5.3. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statements, the Prospectuses, the Information Statement, the Closing Form 8-K and the Closing Press Release, and any other statement, filing notice, or application made by or on behalf of Allegro and/or the Company to any Governmental Authority in connection with the Transactions, including any amendment or supplement thereto or other document filed in connection therewith, or any press release or Form 8-K relating to the business or financial condition of Allegro or the Company or to the Transactions (each, a “Reviewable Document”), and for any other reasonable purposes, each of Allegro and the Company, upon request by the other Party, shall furnish the other as promptly as practical with all financial and other information concerning such Party, such Party’s directors, officers, and stockholders (including the individuals designated in accordance with Section 5.12 who will be directors of the Company immediately following the Effective Time), and such other matters as may be reasonably necessary or advisable in connection with the preparation of a Reviewable Document, shall use commercially reasonable best efforts to cause such Party’s PCAOB auditor to issue its report on such Party’s financial statements and grant its consent to inclusion thereof in the Reviewable Document, if required, and shall otherwise assist and cooperate with the other Party as reasonably requested by the other Party in connection with any Reviewable Document. Without limiting the foregoing, the Company shall prepare any financial statements or information (including, in cooperation with Allegro, customary pro forma financial statements) that are required to be included in the Registration Statement, the Information Statement, the Closing 8-K and any other filings to be made by the Company with the SEC in connection with the Transactions, which shall be prepared in conformity with all applicable Legal Requirements and shall be delivered as soon as reasonably practicable after the end of the related fiscal period (and not later than the date that financial statements for the related fiscal period would be required to be filed if the Company Common Stock was registered pursuant to Section 12 of the Exchange Act).

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Allegro, on the one hand, or the Company, on the other hand, the Company or Allegro, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form and content thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document that was approved by or reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, may be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the Transactions without further review or consent of the reviewing party.

(d) Prior to the Closing Date (i) Allegro and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Allegro and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments from the SEC Staff regarding any Reviewable Documents, or of any written or oral request by the SEC Staff for amendments or supplements to, any Reviewable Documents, and each of them shall promptly supply the other with copies of all correspondence between such Party or any of its Representatives and the SEC Staff with respect to any Reviewable Documents. Allegro and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such comments or requests with respect to any Reviewable Documents as promptly as reasonably practicable. All correspondence and communications to the SEC or its Staff made by Allegro or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.3(d).

(e) Allegro and the Company shall comply with all applicable Legal Requirements in the preparation, filing, delivery and/or issuance of each Reviewable Document. All information supplied by a Party for a Reviewable Document shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.4. Disclosure of Certain Matters. Each of Allegro and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading or which would prevent it from consummating the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in ARTICLE VI, as applicable, will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to either of the Prospectuses.

Section 5.5. Securities Listing. The Company shall use its commercially reasonable best efforts to obtain approval for the listing of the Company Common Stock (including the shares of Parent Common Stock issuable in the Merger and the Public Offering) on a National Stock Exchange substantially concurrently with the Closing, and Allegro shall reasonably cooperate with the Company with respect to such listing.

Section 5.6. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current and former directors and/or officers of the Company and Allegro (each, a “D&O Indemnified Person”) under applicable Legal Requirements or as provided in the Charter Documents of the Company or Allegro or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing shall survive and shall continue in full force and effect in accordance with their terms. Following the Closing, the Surviving Company shall honor such indemnification rights, and the Company hereby guaranties the performance of such obligation.

(b) The Company shall obtain a go-forward directors’ and officers’ liability insurance policy that includes retroactive coverage for both the Company and the Surviving Company or purchase and/or cause the Surviving Company to purchase a combined “tail” directors and officers’ liability insurance policy or separate tail policies, effective at the Closing, that includes or include coverage in favor of the D&O Indemnified Persons for a period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions, each on terms (including in amount and scope) that are reasonable and prudent under the circumstances, from an insurance carrier with an A.M. Best financial strength rating of least an “A-”. The Company shall pay and/or cause the Surviving Company to pay all premiums for any go-forward directors’ and officers’ liability insurance policy or such “tail” policy or policies.

(c) Without limiting any additional rights that any Person may have under any other agreement, for a period of six (6) years after the Closing Date, the Surviving Company shall indemnify and hold harmless each D&O Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Person is or was an officer or director of the Company or Allegro, for any matters existing or occurring at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed on or after the Closing Date, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Company within ten (10) business days of receipt by the Surviving Company from the D&O Indemnified Person of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking to return the advance if it is ultimately determined that the Person is not entitled to indemnification, (y) neither the Surviving Company nor any of its Affiliates shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by a D&O Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of all such D&O Indemnified Persons from all liability arising out of such action, suit, proceeding, investigation or claim (including all claims for plaintiffs’ attorney’s fees and expenses) or such D&O Indemnified Person otherwise consents and (z) the Surviving Company and its Affiliates shall cooperate in the defense of any such matter.

(d) If the Company or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 5.6.

(e) The provisions of this Section 5.6 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of Allegro and a majority of those D&O Indemnified Persons serving on Allegro’s board of directors after the Closing Date.

Section 5.7. Expenses. Except as otherwise provided herein, each Party will pay its own respective Transaction Expenses.

Section 5.8. Allegro Indebtedness. Through the Closing, Allegro shall be allowed to borrow additional funds from its officers, directors and/or stockholders to meet its reasonable capital requirements (“Allegro Borrowings” and together with the Allegro Outstanding Loans, the “Allegro Indebtedness” up to and not exceeding $2,500,000 in the aggregate), with any such Allegro Borrowings to be evidenced by written promissory notes in a form reasonably satisfactory to the Company and made only as reasonably required by the operation of Allegro in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions. Allegro shall (i) use commercially reasonable efforts to minimize its capital requirements and (ii) upon the written request of the Company (but not more frequently than monthly), shall provide in writing, in reasonable detail, an itemization of its expenses incurred through the most recent practical date. On the Closing Date, (i) one half of the Allegro Indebtedness shall be converted into Allegro Common Stock at $5 per share and (ii) one half of the Allegro Indebtedness shall be repaid in cash.

Section 5.9. Company Insider Loans. The Company shall, with respect to each Insider of the Company or its Subsidiaries, at or prior to Closing, (i) forgive any loan by the Company or its Subsidiaries to such Insider and any other amount owed by such Insider to the Company or its Subsidiaries, and pay to such Insider a “gross-up” payment, in cash, in an amount equal to the total Tax liability owed by such Insider arising from such loan being forgiven, and (ii) cause any guaranty or similar arrangement pursuant to which the Company or its Subsidiaries have guaranteed the payment or performance of any obligations of such Insider or other Person to a third party to be terminated.

Section 5.10. Employment Agreements. Concurrent with the Closing Date, the Company shall offer employment agreements to the Company executives listed on Schedule 6.3(k) in a form which is reasonably acceptable to the Company and such executives (the “Employment Agreements”).

Section 5.11. Registration Rights Agreement. At or prior to the Closing, the Company, the Company Stockholders who are Affiliates of the Company (all of whom are set forth on Schedule 5.12) and the Initial Stockholders of Allegro shall execute and deliver an amended and restated registration rights agreement (“Registration Rights Agreement”) in a form to be mutually agreed upon and in substance reasonable and customary for transactions of a similar nature, pursuant to which, among other things, the Company shall, within 30 days after the Closing, file a registration statement on Form S-1 to register for resale under the Securities Act the shares of Company Common Stock issued or issuable as Per Share Merger Consideration to Allegro Stockholders who are Affiliates of Allegro and the shares of Company Common Stock held by the Initial Stockholders (or their transferees) as of immediately after the Closing (including upon conversion of Allegro Rights and exercise of Allegro Warrants).

Section 5.12. Officers and Board of Directors. The Company and Allegro acknowledge and agree, and shall take all necessary action so that, at the Effective Time, (a) the board of directors of the Company shall consist of seven (7) directors, of whom two (2) directors shall have been designated by the Person set forth on Schedule 5.12(i) (“Allegro Designees”) and five (5) directors shall have been designated by the Person set forth on Schedule 5.12(ii), and (b) each of the Persons who is an officer of the Company immediately before the Effective Time will continue in the same position as an officer of the Company after the Effective Time, to serve until his or her death, resignation or removal. Allegro shall cause all officers and directors of Allegro (unless any such director is an Allegro Designee) to resign effective as of the Closing. Notwithstanding the foregoing, at any time, the Person set forth on Schedule 5.12(ii) may replace one (1) of the Allegro Designees, who is not Eric Rosenfeld, with a designee of its choosing, in its sole and absolute discretion.

Section 5.13. Employee Plans. Prior to the Closing Date, the Company shall cause to be approved and adopted (a) an omnibus incentive equity plan (the “Company Incentive Plan”), to be effective in connection with, and subject to the consummation of, the Closing, and (b) an employee stock purchase plan (the “Company ESPP”), to be effective in connection with, and subject to the consummation of, the Closing, in each case, the proposed form and terms of which shall be prepared and delivered by the Company and shall be reasonably acceptable to Allegro (which acceptance shall not be unreasonably withheld, conditioned or delayed). The Company Incentive Plan shall provide that the aggregate number of shares of Company Common Stock initially reserved for issuance under the Company Incentive Plan shall be equal to 12.5% of the shares of Company Common Stock outstanding upon the Closing, with a 5% annual evergreen provision. The Company ESPP shall provide that the aggregate number of shares of Company Common Stock initially reserved for issuance under the Company ESPP shall be equal to 3% of the shares of Company Common Stock outstanding upon the Closing, with a 1.5% annual evergreen provision. The Company shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to the Company Common Stock issuable pursuant to the Company Incentive Plan and the Company ESPP. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8, or any successor form or comparable form in another relevant jurisdiction, first becomes available to the Company, and the Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Company Incentive Plan or Company ESPP remain outstanding.

Section 5.14. Section 16 of the Exchange Act. Prior to the Effective Time, the Company’s board of directors or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that any acquisition of Company Common Stock pursuant to this Agreement by any officer or director of Allegro or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.15. PIPE Investment; Public Offering.

(a) Allegro shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain a debt or equity financing in the amount of $50 million (the “PIPE Investment”) to be consummated prior to, or substantially concurrently with, the Closing, on terms reasonably acceptable to the Company. Allegro shall provide the Company with copies of all definitive documents ultimately executed relating to the PIPE Investment (“PIPE Documents”). Certain investors participating in the PIPE Investment will receive Pre-Funded Warrants in exchange for such investment. The Company hereby assumes the Pre-Funded Warrants, effective upon the Closing, on the same economic terms as the Pre-Funded Warrants, except that the underlying securities of the Pre-Funded Warrants shall become Company Common Stock.

(b) The Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange a firm commitment underwritten public offering of Company Common Stock in the amount of $75 million (the “Public Offering”) to be consummated prior to, or substantially concurrently with, the Closing, on terms reasonably acceptable to the Company after reasonable consultation with Allegro.

(c) Without limiting the foregoing, the Company and Allegro shall reasonably cooperate with each other in obtaining the PIPE Investment and completing the Public Offering in a timely manner, including by (a) providing such information and assistance as the other party may reasonably request, (b) granting such access to underwriters, investors and their representatives as may reasonably be necessary for their due diligence and (c) causing their senior management teams to participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to the PIPE Investment and the Public Offering, subject, in the case of clauses (a) and (b), to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or Allegro or any of their respective Subsidiaries by third parties, and except, in the case of clauses (a) and (b), for any information which (i) is prohibited from being disclosed by applicable Legal Requirements or (ii) on the advice of legal counsel of the Company or Allegro would result in the loss of attorney-client privilege or other privilege from disclosure.

Section 5.16. Company Stockholder Approval. The Company shall, within 30 days after the date of this Agreement, (i) obtain the Company Preferred Stockholder Written Consent, and (ii) give notice in accordance with the DGCL and the Company’s Charter Documents to all the Company Stockholders calling for a special meeting of such stockholders to consider and vote upon the adoption of this Agreement and the approval of (A) this Agreement and the Merger, including the issuance of the Per Share Merger Consideration and the Earnout Shares, (B) the Company Preferred Stock Conversion, (C) the amendment and restatement, effective upon the Closing, of the Company’s certificate of incorporation and bylaws, in accordance with Section 1.6(b), (D) the election to the board of directors of the Company consisting of individuals designated in accordance with Section 5.12, (E) the adoption of the Company Incentive Plan and Company ESPP, (F) and any other matter reasonably agreed upon by the Company and Allegro (the “Company Stockholder Proposals” and the approval thereof, the “Company Stockholder Approval”), and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company and its board of directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the Securities Act, the DGCL and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of shares of Company Stock required for the Company Stockholder Approval that is executed and delivered by such holders after the SEC Approval Date. The Company shall use its commercially reasonable best efforts to cause the Company Stockholders to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Stock in favor of, and adopt, the Company Stockholder Proposals and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Merger as shall reasonably be requested by the Company in connection with the Merger.

Section 5.17. Allegro Warrant Amendment. Allegro shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Allegro Warrant Amendment. In the event that the Allegro Warrant Amendment is not so obtained, the Company shall assume the Allegro Warrants.

Section 5.18. Affiliate Agreements. The Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to terminate each of the Contractual Obligations with Affiliates set forth in Schedule 5.18.

ARTICLE VI
CONDITIONS

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) by the Party whose obligations are conditioned upon it:

(a) No Order. No Governmental Authority shall have entered a decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

(b) Form S-4 Registration Statement. The SEC shall have declared the Form S-4 Registration Statement effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4 Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(c) PIPE Investment. The PIPE Investment shall be consummated prior to, or substantially concurrently with, the Closing.

(d) Company Stockholder Approvals. The Company Stockholder Approval shall have been obtained and a duly executed copy of the Company Preferred Stockholder Written Consent shall have been delivered to the Company.

(e) Allegro Stockholder Written Consent. A duly executed copy of the Allegro Stockholder Written Consent shall have been delivered to the Company.

Section 6.2. Additional Conditions to Allegro’s Obligations. The obligations of Allegro to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by Allegro:

(a) Representations and Warranties. The representations and warranties of the Company and Merger Sub (i) contained in Section 2.1 (other than the second and third sentence), Section 2.2 (other than the second and third sentence of Section 2.2(b)), Section 2.3, Section 2.7, and Section 2.25 of this Agreement will be true and correct in all material respects (except that representations and warranties that are limited to items which are material or will have a Company Material Adverse Effect will be true and correct in all respects) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Company Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect, and the Company will have delivered to Allegro a certificate dated the Closing Date and signed by an officer of the Company to that effect (“Company Closing Certificate”).

(b) Agreements and Covenants. Each of the Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. Allegro shall have received a certificate of the secretary or equivalent officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of the Company authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions, (ii) that attached thereto are certificates of good standing of the Company from the State of Delaware, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of the Company to own, operate or control any of the Intellectual Property Rights, assets, operations, or business of the Company or its Subsidiaries following the Transactions and no Order to any such effect shall be in effect.

(e) No Material Adverse Effect. Since the Most Recent Balance Sheet Date, there will not have occurred anything that has constituted or resulted in a Company Material Adverse Effect that is ongoing.

(f) Insider Loans. (i) All outstanding indebtedness owed to the Company or its Subsidiaries by Affiliates or Insiders thereof shall have been forgiven in full; and (ii) all outstanding guaranties and similar arrangements pursuant to which the Company or any of its Subsidiaries has guaranteed the payment or performance of any obligations of any such Affiliate or Insider to a third party shall have been terminated.

(g) Company Lock-Up Agreements. The Company Lock-Up Agreements shall have been executed and delivered by the Company and the Company Stockholders listed on Schedule 1.15(a).

(h) Management. Effective upon the Closing, the Allegro Designees shall have been appointed as members of the board of directors of the Company.

Section 6.3. Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by the Company:

(a) Representations and Warranties. The representations and warranties of Allegro (i) contained in Section 3.1 (other than the second and third sentence), Section 3.2, Section 3.3, Section 3.8 and Section 3.19 of this Agreement will be true and correct in all material respects (except that representations and warranties that are limited to items which are material or will have a Allegro Material Adverse Effect will be true and correct in all respects) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Allegro Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Allegro Material Adverse Effect, and Allegro will have delivered to the Company a certificate dated the Closing Date and signed by an officer of Allegro to that effect (“Allegro Closing Certificate”).

(b) Agreements and Covenants. Allegro shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Allegro Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of each of Allegro certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Allegro authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors of Allegro adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of Allegro from its jurisdiction of formation, and (iii) the names and signatures of the officers of Allegro authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, or (ii) cause any of the Transactions to be rescinded following consummation, and no Order to any such effect shall be in effect.

(e) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred anything that has constituted or resulted in a Allegro Material Adverse Effect that is ongoing.

(f) FIRPTA Tax Certificates. At the Closing, Allegro shall deliver to the Company a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of Allegro are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for the Company to deliver such certification to the IRS on behalf of Allegro after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to the Company.

(g) Allegro Lock-Up Agreements. The Allegro Lock-Up Agreements shall have been executed and delivered by the Initial Stockholders.

(h) National Stock Exchange Listing. The listing of the Company Common Stock (including the shares of Company Common Stock issuable in the Merger) on a National Stock Exchange shall have been approved, subject only to official notice of issuance.

(i) Public Offering. The Public Offering shall be consummated concurrently with the Closing.

ARTICLE VII
TERMINATION

Section 7.1. Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Allegro and the Company;

(b) by either Allegro or the Company if the Closing has not occurred at or before 5:00 p.m. Eastern Time on July 31, 2026 (the “Termination Date”); provided, however, that if the SEC has not declared the Registration Statements effective on or prior to July 31, 2026, the Termination Date shall automatically be extended to October 31, 2026; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Allegro or the Company if a Governmental Authority having competent jurisdiction has issued an Order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable;

(d) by the Company, if (i) any of the representations and warranties of Allegro contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.3(a) cannot be satisfied or (ii) Allegro has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) cannot be satisfied; provided, that if such inaccuracy or breach is curable by Allegro, then the Company may not terminate this Agreement unless the inaccuracy or breach cannot or has not been cured by the earlier of (i) the third (3rd) Business Day prior to the Termination Date and (ii) thirty (30) days after delivery of a written notice from the Company to Allegro of such inaccuracy or breach; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available if the Company is in breach in any material respect of its obligations hereunder; or

(e) by Allegro, if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.2(a) cannot be satisfied or (ii) the Company has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) cannot be satisfied; provided, that if such inaccuracy or breach is curable by the Company, then Allegro may not terminate this Agreement unless the inaccuracy or breach cannot or has not been cured by the earlier of (i) the third (3rd) Business Day prior to the Termination Date and (ii) thirty (30) days after delivery of a written notice from Allegro to the Company of such inaccuracy or breach; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(e) will not be available if Allegro is in breach in any material respect of its obligations hereunder.

Section 7.2. Notice of Termination; Effect of Termination.

(a) In order to terminate this Agreement under Section 7.1, the Party terminating this Agreement must give written notice of termination to the other Party which states when this Agreement will terminate and the subsection of Section 7.1 under which termination is claimed. Termination of this Agreement will be effective immediately upon delivery of the notice of termination (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e) after the applicable cure period).

(b) In the event of the termination of this Agreement as provided in this Section 7.2, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.7 (Expenses), this Section 7.2, and ARTICLE IX (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement by such Party occurring prior to such termination.

ARTICLE VIII
NO SURVIVAL

Section 8.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto or arising from the Transactions contemplated thereby shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 8.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to knowing and intentional fraud under Delaware law in the making of the representations and warranties by such Person in ARTICLE II or ARTICLE III, as applicable.

ARTICLE IX
MISCELLANEOUS

Section 9.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by electronic mail to the applicable email address specified below. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by electronic mail prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by electronic mail after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, email address, or to such other address or email address as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company (prior to the Closing) or the Company, Allegro or the Surviving Company (after the Closing), to:

SeeQC, Inc.
150 Clearbrook Road
Elmsford, NY 10523
Attention: John Levy
Email:

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020-1104
Attention: Stephen P. Alicanti / Jon Venick
Email:

If to Allegro (prior to the Closing), to:

Allegro Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017
Attention: Eric Rosenfeld
Email:

with a copy (which will not constitute notice) to:

Graubard Miller
The Chrysler Building
405 Lexington Ave, 11th Floor
New York, NY 10174
Telephone: (212) 818-8800
Attention: Jeffrey M. Gallant, Esq. / Eric T. Schwartz, Esq.
Email:

Each of the Parties to this Agreement may specify a different address, email address, or facsimile number by giving notice in accordance with this Section 9.1 to each of the other Parties hereto.

Section 9.2. Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, if the Merger is consummated, each of the D&O Indemnified Persons shall be a third party beneficiary of the provisions set forth in Section 5.6.

Section 9.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Allegro and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that after the Closing, no amendment or waiver of any provision of this Agreement shall be valid and binding without the consent of a majority of the Allegro Designees. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof. Any waiver or other document signed by the Company will be deemed also to be signed by Merger Sub.

Section 9.4. Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Neither Party has relied on any representations or commitments other than those explicitly contained in this Agreement or the Ancillary Agreements, and there are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 9.5. Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.6. Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a .PDF signature page or by DocuSign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.

Section 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 9.8. Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.9. Jurisdiction; Venue; Service of Process; JURY WAIVER.

(a) Jurisdiction. Any Action relating to or arising under this Agreement, any of the Ancillary Agreements, or any of the Transactions may be brought in any state or federal court sitting in the State of Delaware, but in no other court. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Delaware, for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable Legal Requirements, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. EACH PARTY ACKNOWLEDGES THAT NO PARTY HAS AGREED NOT TO ENFORCE THIS WAIVER OF THE RIGHT TO TRIAL BY JURY.

Section 9.10. Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other Transactions) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10 shall not be required to provide any bond or other security in connection with any such injunction.

Section 9.11. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to be satisfied by the posting of such document or item of information in an electronic data room accessible by Allegro or the Company, as the case may be, or its representatives.

Section 9.12. Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.

Section 9.13. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any legal proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Affiliate or Representative of a Party shall have any liability for any liabilities or obligations of the Parties for any Action (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Affiliate or Representative of a Party and no personal liability shall attach to any Affiliate or Representative of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirements or otherwise. The provisions of this Section 9.13 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each Affiliate and Representative of a Party, each of whom is an intended third-party beneficiary of this Section 9.13.

Section 9.14. Legal Representation.

(a) The Company and Allegro, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, shareholders, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Company Group”), on the one hand, and (y) Allegro and/or any member of the Allegro Group (as defined below), on the other hand, any legal counsel, including DLA Piper LLP (US) (“DLA”), that represented the Company or a member of the Company Group prior to the Closing may represent any member of the Company Group or Allegro in such dispute even though the interests of such Persons may be directly adverse to the Company or the other members of the Company Group, and even though such counsel may have represented the Company or other members of the Company Group in a matter substantially related to such dispute, or may be handling ongoing matters for the Company and/or other members of the Company Group. Neither the Company nor Allegro shall seek to or have DLA disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company or a member of the Company Group by DLA. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. The Company and Allegro, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Ancillary Agreements or the Transactions) between or among the Company and/or any other member of the Company Group, on the one hand, and DLA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Company or Allegro.

(b) The Company and Allegro, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the holders of equity interests of Allegro and/or any of their respective directors, shareholders, partners, officers, employees or Affiliates (other than Allegro) (collectively, the “Allegro Group”), on the one hand, and (y) the Company and/or any member of the Company Group, on the other hand, any legal counsel, including Graubard Miller (“Graubard”) that represented Allegro or any member of the Allegro Group prior to the Closing may represent any member of the Allegro Group or the Company in such dispute even though the interests of such Persons may be directly adverse to Allegro and the other members of the Allegro Group, and even though such counsel may have represented Allegro or other members of the Allegro Group in a matter substantially related to such dispute, or may be handling ongoing matters for Allegro and/or other members of the Allegro Group. Neither the Company nor Allegro shall seek to or have Graubard disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of Allegro or a member of the Allegro Group by Graubard. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. The Company and Allegro, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Allegro and/or any member of the Allegro Group, on the one hand, and Graubard, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Allegro Group after the Closing, and shall not pass to or be claimed or controlled by the Company or Allegro.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

ALLEGRO:

ALLEGRO MERGER CORP.

By:	/s/ Eric S. Rosenfeld
	Name:	Eric S. Rosenfeld
	Title:	Chief Executive Officer

COMPANY:

SEEQC, INC.

By:	/s/ John Levy
	Name:	John Levy
	Title:	President, Chief Executive Officer

MERGER SUB:

SEEQC MERGER SUB, INC.

By:	/s/ John Levy
	Name:	John Levy
	Title:	President, Chief Executive Officer

Exhibit A

Certain Definitions

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Allegro Common Stock” means the voting common stock of Allegro, par value $0.0001 per share, authorized by the Allegro Charter Documents as currently in effect.

“Allegro’s Knowledge” or “Knowledge of Allegro” and similar formulations mean that one or more of Eric Rosenfeld, Adam Jaffe or Gregory Monahan has actual knowledge of the fact or other matter at issue.

“Allegro Material Adverse Effect” means a Material Adverse Effect with respect to Allegro.

“Allegro Rights” means the rights of Allegro, each right entitling the holder to one-tenth of one share of Allegro Common Stock upon consummation of the Merger.

“Allegro Stockholders” means the holders of Allegro Common Stock prior to the Merger.

“Allegro Stockholder Written Consent” means approval by written consent in lieu of a meeting by the Allegro Stockholders approving the Merger and the other transactions contemplated hereby.

“Allegro Warrants” means the redeemable common stock warrants of Allegro, each whole warrant exercisable for one share of Allegro Common Stock at a price of $11.50, beginning thirty (30) days after the Closing Date and expiring on the fifth anniversary of the Closing Date, or earlier upon redemption, upon the terms and conditions set forth in the warrant agreement entered into between Allegro and Continental Stock Transfer & Trust Company, on August 30, 2021 (the “Allegro Warrant Agreement”).

“Ancillary Agreements” means the Company Stockholders Support Agreements, Initial Stockholders Support Agreements, Employment Agreements, Registration Rights Agreement, PIPE Documents and the other documents delivered pursuant hereto and thereto.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other Legal Requirements in any jurisdiction in which the Company conducts business or provides or offers goods or services which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Anti-Tax Evasion Laws” means (a) any Legal Requirements prohibiting fraudulent or dishonest failure to pay any amount of Tax to the relevant Governmental Authority within any applicable time limit for the payment of such Tax without incurring interest and/or penalties, or claims for any relief, and (b) any Legal Requirements prohibiting the facilitation of tax evasion.

“Associated Person” means, in relation to the Company, a Person (including any director, contractor, employee, agent, or Subsidiary) who performs or has performed services for or on behalf of the Company.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Company’s Knowledge” or “Knowledge of the Company” and similar formulations mean that one or more of John Levy and Raja Bal has actual knowledge of the fact or other matter at issue.

“Company Common Stock” means the common stock of Company, par value $0.0001 per share, authorized by the Company’s Charter Documents as currently in effect.

“Company Derivative Securities” means all notes, bonds, indentures or other securities exchangeable for or convertible into shares of Company Common Stock, all subscription rights, options, restricted stock units, warrants or other securities exercisable for shares of Company Stock, and all other securities or Contractual Obligations of any kind granting any Person the right (absolute or contingent) to purchase or otherwise acquire shares of Company Common Stock.

“Company Equity Plan” means the Company’s 2019 Equity Incentive Plan.

“Company Indebtedness” means, for the Company and its Subsidiaries: (i) indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment for which the Company or its Subsidiary is responsible or liable, (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations, all obligations under any conditional sale or title retention agreement and all obligations secured by any Lien on any property or asset (but not including accounts payable to trade creditors arising in the ordinary course of business consistent with past practice and that are not yet due and payable or are being disputed in good faith), (iv) all obligations under leases required to be capitalized in accordance with GAAP, (v) all amounts drawn on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (vi) all obligations under interest rate and/or currency swap hedging transactions (valued at the aggregate termination value thereof, with transactions with positive values offset against transactions with negative values) and (vii) all obligations of the type referred to in clauses (i) through (vii), the payment for which the Company or its Subsidiary is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise or the payment of which is secured by any Lien on any assets of the Company or its Subsidiary. For the avoidance of doubt “Company Indebtedness” shall not include Transaction Expenses of the Company.

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by or licensed to the Company and/or its Subsidiaries or that the Company and/or its Subsidiaries otherwise have the right to use.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

“Company-Owned Intellectual Property” means the Company Intellectual Property Rights owned by the Company and/or its Subsidiaries.

“Company Option” means each option to acquire Company Common Stock granted under the Company Equity Plan or pursuant to a stand-alone stock option agreement.

“Company Preferred Stockholder Written Consent” means the approval by written consent in lieu of a meeting by the holders of no less than 66.67% if the issued and outstanding Company Preferred Stock approving the Company Preferred Stock Conversion.

“Company Products” means the products or services provided by the Company or any Subsidiary.

“Company RSU” means each restricted stock unit granted under the Company Equity Plan or pursuant to a stand-alone agreement.

“Company Stockholders” means the holders of the Company Stock for all periods prior to the Closing.

“Company Source Code” means software source code and algorithms used in the Company Products, or in the development thereof, that constitute Company-Owned Intellectual Property.

“Contractual Obligation” means, with respect to any Person, any legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds to which such Person or any of its Subsidiaries is a party or by or to which any of the properties or assets of such Person or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to such Person or any of its Subsidiaries).

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or any of its Subsidiaries conducts business or provides or offers goods or services.

“Earnout Acceleration Event” means, prior to the conclusion of the Earnout Period, a Sale of the Company.

“Earnout Shares” means the shares of Company Common Stock, if any, issued pursuant to Section 1.11(a).

“Eligible Awardholders” shall mean any person who held an Eligible Option and/or Eligible RSU as of immediately prior to the Effective Time.

“Eligible Options” means each outstanding, unexercised vested or unvested Company Options as of immediately prior to the Effective Time (and which, for the avoidance of doubt, has not terminated prior to the Effective Time by reason of forfeiture or exercise thereof or otherwise pursuant to the terms applicable to such Company Option) held by any Eligible Optionholder.

“Eligible RSU” means each outstanding, vested or unvested Company RSU as of immediately prior to the Effective Time (and which, for the avoidance of doubt, has not terminated prior to the Effective Time by reason of forfeiture or settlement thereof or otherwise pursuant to the terms applicable to such Company RSU).

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (b) provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation rights or (c) any other material deferred-compensation, retirement, severance, change in control, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements).

“Environmental Laws” means any Legal Requirements relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution, protection, investigation, or restoration of the environment or natural resources, or (c) the manufacture, handling, transport, use, presence, treatment, storage or disposal of Hazardous Substances, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar Legal Requirements in any jurisdiction in which the Company conducts business or provides or offers goods or services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” means all U.S. import and export Legal Requirements (including those Legal Requirements under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable Legal Requirements outside the United States.

“Founder Shares” means the shares of Allegro Common Stock issued prior to Allegro’s initial public offering, and any shares of Allegro Common Stock issued as a dividend or distribution thereon.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any supra-national governing body, or any court, agency, department, commission, authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any such government, political subdivision thereof, or supra-national governing body, including any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of law), or any arbitrator or other tribunal of competent jurisdiction.

“Hazardous Substance” means (a) those substances defined in or regulated or classified as hazardous, toxic or radioactive substances, materials, or wastes under any Environmental Lawor by any Governmental Authority, (b) petroleum and petroleum products or by-products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) friable asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, or (e) any other substance regulated as a pollutant or contaminant under Environmental Law.

“Information Privacy and Security Laws” means all applicable Legal Requirements and industry standards that are binding on the Company concerning: (i) privacy, data protection, cybersecurity, e-commerce; and (ii) the Processing of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act, the Payment Card Industry Data Security Standards, guidance of each Governmental Authority that pertains to such Legal Requirements, and other local, state, federal, and foreign data security Legal Requirements, data breach notification Legal Requirements, and consumer protection Legal Requirements.

“Initial Stockholders” means the holders of the Founder Shares.

“Insider” means, with respect to any Person, any natural Person who is an officer, director, or employee of such Person.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from each of the following, in each case to the extent protectable by applicable Legal Requirement: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any law (including common law), statute, standard, ordinance, decree, permit, authorization, code, rule, regulation or Order of any Governmental Authority.

“Lien” means any charge, claim, mortgage, pledge, lien, encumbrance, security interest, attachment, easement, encroachment, right of way, right of first refusal, or other similar restriction of any kind on transfer, use, voting, receipt of income or exercise of other similar right of ownership (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller), or any agreement to give any of the foregoing.

“Material Adverse Effect” when used in connection with the Company or Allegro, as the case may be, means any change, event, occurrence or effect, that, individually or when aggregated with other changes, events, occurrences or effects, has a materially adverse effect on (x) the condition, financial or otherwise, assets, liabilities, business, prospects, or results of operations of the Company, Merger Sub and their Subsidiaries, taken as a whole, or Allegro and its Subsidiaries, take as a whole, as applicable, or (y) the ability of the Company, Merger Sub and its Subsidiaries, or Allegro and its Subsidiaries, as applicable, to timely consummate the Closing (including the Transactions) on the terms set forth in this Agreement; provided that, in the case of clause (x) only, no change, event, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof (including SEC Accounting Changes), (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics (including COVID-19), and acts of God, (iv) changes attributable to the public announcement or pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that this exception shall not apply for the purposes of the representations and warranties of the Company and Allegro set forth in Section 2.5 or Section 3.5, respectively), (v) any failure to meet any projections (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (vi) any reduction in value of, or replacement or repair cost for, any assets or property that are damaged or destroyed, where such loss in value or replacement or repair cost is substantially covered by insurance (for the avoidance of doubt, this exclusion shall not apply to any interruption of business or other consequential harm resulting therefrom), or (vii) any action taken or omitted expressly required by the terms of this Agreement or any action taken or omitted to be taken by the Company, Merger Sub, or their Subsidiaries at Allegro’s written request, on the one hand, or by Allegro or its Subsidiaries at the Company’s written request, on the other hand, including in either case any action required to be taken or omitted to be taken by this Agreement and any action to which the other Party has consented in writing; provided, however, in the case of each of the foregoing, in the event that the Company, Merger Sub and their Subsidiaries, taken as a whole, or Allegro and its Subsidiaries, taken as a whole, as applicable, are materially and disproportionately adversely affected by such change, event, occurrence or effect relative to other participants in the industries in which they operate, the extent (and only the extent) to which such adverse effect disproportionately adversely affects the Company, Merger Sub and their Subsidiaries, taken as a whole, or Allegro and its Subsidiaries, taken as a whole, as applicable, relative to such other participants may be taken into account in determining whether there has been a Material Adverse Effect.

“National Stock Exchange” means The Nasdaq Stock Market LLC, the New York Stock Exchange or the NYSE American.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Permits” means any franchise, grant, authorization, license, permit, easement, consent, certificate (including any certificate of compliance), approval, Order or other action of or from, or any filing, registration or qualification with, or an notice to, any Governmental Authority.

“Permitted Lien” means (a) inchoate statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established, in accordance with U.S. GAAP, on the financial statements, (b) inchoate mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory lien rights arising or incurred in the ordinary course of business and not delinquent, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by such Person, (d) inchoate liens to secure landlords, lessors or renters under leases or rental agreements, (e) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (f) purchase money security interests and other vendor security for the unpaid purchase price of goods and inchoate Liens securing rental payments under capital lease arrangements, (g) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business, and (h) de minimis Liens that arise by operation of law in the ordinary course of business.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” all data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual or an individual’s device); and data that is defined as personal data, personally identifiable information, personal information, or similar term as defined under applicable Legal Requirements (including Information Privacy and Security Laws), Company’s privacy and information security policies, or Privacy Contracts. Personal Information includes information in any form, whether paper or electronic.

“Pre-Funded Warrants” means the pre-funded common stock warrants of Allegro, pursuant to the terms and conditions set forth in the warrant agreements between (a) Allegro and Graham Credit Opportunities Ltd. and (b) Allegro and Graham Macro Strategic Ltd. in each case, to be entered into on the Closing Date.

“Processing” means any operation or set of operations which is performed on data or on sets of data, whether or not by automated means, such as collection, recording, storage, adaptation or alteration, use, disclosure, dissemination, transfer, erasure, or destruction.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sale of the Company” means a sale of the outstanding equity of the Company (by merger, consolidation, direct sale or otherwise) or a sale of the assets of the Company, in either case to any Person or Persons, pursuant to which such Person or Persons acquire (a) a majority of the outstanding equity of the Company (whether by merger, consolidation, sale otherwise), or (b) all or substantially all of the Company’s assets determined on a consolidated basis.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means the Initial Stockholders, except for Cantor Fitzgerald & Co. and Chardan Capital Markets, LLC.

“Sponsor Allegro Restricted Shares” means any and all equity securities of Allegro (except for the securities included in the Private Placement Units of Allegro) issued to and held by the Sponsor.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means any financial advisory, legal, accounting, brokerage and other fees, costs and expenses incurred by a Party or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith or the completion of the Transactions, including any fees, costs or expenses incurred in connection with (i) obtaining directors’ and officers’ insurance covering periods prior to the Closing, (ii) preparing and filing the Prospectuses, and (iii) negotiating, soliciting investment in and consummating the PIPE Investment and (iv) negotiating, soliciting investment in and consummating the Public Offering.

“Transactions” means the transactions contemplated by this Agreement, including the Merger, the PIPE Investment, the Public Offering, the Company Preferred Stock Conversion, the Allegro Warrant Conversion and the amendment of the Company’s certificate of incorporation, including the Company Stock Split, contemplated by Section 1.6(b).

“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

“VWAP” means, for any security as of any day, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30 a.m., New York time on such day and ending at 4:00:00 p.m., New York time on such day, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time on such day and ending at 4:00:00 p.m., New York time on such day, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day. If the VWAP cannot be calculated for such security for such day on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day as reasonably determined by the Board of Directors of the Company, with the consent of a majority of the individuals who were designated as directors of the Company by Allegro or Persons associated with Allegro pursuant to this Agreement.